CONFIDENTIAL
Execution Copy

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) is the type that the registrant treats as private and confidential.

Exclusive License Agreement

by and Between

Innate Pharma S.A.

AND

Takeda Pharmaceuticals U.S.A., Inc.

MARCH 31, 2023

TABLE OF CONTENTS

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SCHEDULES

SCHEDULE 1.21    Blocking Patent Rights
SCHEDULE 1.83    Licensed Antibodies
SCHEDULE 1.89    Licensed Non-Sequence Know-How SCHEDULE 1.90    Licensed Patent Rights
SCHEDULE 1.92    Licensed Sequence Know-How SCHEDULE 1.106    NKCE Patent Rights SCHEDULE 4.5.1    Wire Instructions
SCHEDULE 4.5.2    Royalty Report
SCHEDULE 5.2.3    Press Release

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EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”), entered into as of March 31, 2023 (the “Effective Date”), is entered into by and between Takeda Pharmaceuticals U.S.A., Inc., a company incorporated under the laws of the State of Delaware (“Takeda”), and Innate Pharma S.A., a company organized and existing under the laws of the country of France (“Innate”). Innate and Takeda are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Takeda is a global pharmaceutical company engaged in the research, development, and commercialization of products useful in the amelioration, treatment, or prevention of human diseases and conditions;

WHEREAS, Innate is a pharmaceutical company focused, among other things, on the development of antibodies and antibody derivatives for the treatment of oncology indications;

WHEREAS, Innate Controls certain Patent Rights, Know-How, and other intellectual property rights related to the Licensed Antibodies; and

WHEREAS, Takeda wishes to obtain, and Innate desires to grant, a license under certain Patent Rights, Know-How, and other intellectual property rights Controlled by Innate to Exploit Licensed Antibodies and Licensed Products on the terms and conditions set forth herein.

NOW, THEREFORE, the Parties hereby agree as follows:

1.DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, will have the respective meanings set forth below:

1.1.“Accounting Standards” means International Financial Reporting Standards (IFRS) or U.S. Generally Accepted Accounting Principles (GAAP), as generally and consistently applied throughout a Party’s organization.

1.2.“Acquirer” means the Third Party referenced in clauses (a), (b), or (c) of Section 1.28 (Change of Control) and its Affiliates, other than Innate and its Affiliates immediately prior to the closing of the relevant Change of Control transaction.

1.3.“Adverse Event” or “AE” has the meaning set forth in 21 C.F.R. § 312.32 and generally means any untoward medical occurrence associated with the use of a product in human subjects, whether or not considered related to such product. An AE does not necessarily have a causal relationship with a product, that is, an AE can be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of such product or with the disease.

1.4.“Affiliate” means, with respect to a Person, any other Person that controls, is controlled by, or is under common control with such Person. For purposes of this Agreement, a Person will be deemed to control another Person if it owns or controls, directly or indirectly, more than 50% of the equity securities of such other Person entitled to vote in the election of directors (or, in the case that such other Person is not a corporation, for the election of the corresponding managing authority), or otherwise has the power to direct the management and policies of such other Person. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than 50%, and that in such case such lower percentage will be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. Neither of the Parties will be deemed to be an “Affiliate” of the other solely as a result of their entering into this Agreement.

1.5.“Agreement” has the meaning set forth in the preamble.

1.6.“Antibody” means an antibody directed to an antigen, or an antigen-binding fragment thereof or derived therefrom, the coding sequence for any such antibody or antigen-binding fragment thereof, and any modified (such as chemically modified, pegylated versions and the like), derivatized (such as affinity matured or otherwise optimized versions) and humanized versions of any of the foregoing. For clarity, a fragment may be synthetic, enzymatically obtainable, or a genetically engineered polypeptide and include portions of an immunoglobulin that bind an antigen, such as the VH, the VL, the VH and the VL, Fab, Fab', F(ab')2, Fd and Fv fragments, single-chain variable fragments (scFv), domain antibodies (dAb) consisting of one VH domain or one VL domain, shark variable IgNAR domains, camelized VH domains, VHH domains, minimal recognition units consisting of the amino acid residues that mimic the CDRs of an antibody, such as FR3-CDR3- FR4 portions, the HCDR1, the HCDR2, or the HCDR3 and the LCDR1, the LCDR2, or the LCDR3, alternative scaffolds that bind an antigen, diabodies and proteins comprising such fragments.

1.7.“Antibody Drug Conjugate” or “ADC” means an Antibody that (a) specifically binds to and that is directly or indirectly conjugated, linked, or otherwise modified to incorporate one or more cytotoxic agents (including protein degraders and proteosome inhibitors), corticosteroids, or small molecule immunomodulators (but specifically excluding cytokines), and (b) is designed to directly or indirectly cause the death or directly inhibit growth of an    The term Antibody Drug Conjugate specifically excludes (i) NKCEs and (ii) the use of the Licensed Antibodies as naked Antibodies as a therapeutic.

1.8.“Antibody Patent Rights” has the meaning set forth in Section 1.90 (Licensed Patent Rights).

1.9.“Antibody Product” means any Antibody Drug Conjugate that (a) contains a Licensed Antibody or (b)
, in each case ((a)-(b)), alone or together with other active ingredients as a pharmaceutical product, in any dosage strength, form, or formulation and for any mode of administration.

1.10.“Antibody Product Royalties” has the meaning set forth in Section 4.3.1 (Royalties for Antibody Products).

1.11.“Antibody Product Royalty Rate” has the meaning set forth in Section 4.3.1 (Royalties for Antibody Products).

1.12.“Antibody Product Royalty Term” means, on a country-by-country and Antibody Product-by- Antibody Product basis, the period of time commencing on the First Commercial Sale of such

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1.13.

1.14.“Applicable Law” means all applicable laws, statutes, rules, regulations, orders, judgments, injunctions, ordinances, codes, principles of common law, or other pronouncements having the binding effect of law of any Governmental Authority, including if either Party is or becomes subject to a legal obligation to a Regulatory Authority or other Governmental Authority (such as a corporate integrity agreement or settlement agreement with a Governmental Authority).

1.15.“Arising IP” has the meaning set forth in Section 8.2.2 (Arising IP).

1.16.“Arising Know-How” has the meaning set forth in Section 8.2.2 (Arising IP).

1.17.“Arising Patent Rights” has the meaning set forth in Section 8.2.2 (Arising IP).

1.18.“Auditor” has the meaning set forth in Section 4.5.3 (Records and Audits).

1.19.“Basket Clinical Trial” means any Clinical Trial that is designed to study multiple Indications.

1.20.“Biosimilar Product” means, with respect to an Antibody Product in a country, any product that includes an Antibody and that is a generic, biosimilar, or interchangeable product with respect to such Antibody Product, sold by a Third Party and that (a) is subject to a license for administration to humans under Section 351(a) or 351(k) of the PHSA, (b) has been licensed as a similar biological medicinal product by the EMA as described in Directive 2001/83/EC, as may be amended, or any subsequent or superseding law, statute or regulation, or (c) has otherwise received Regulatory Approval as a generic, biosimilar, bioequivalent, or interchangeable product from another applicable Regulatory Authority in such country, including by referencing Regulatory Approvals (or data therein) of such Antibody Product, or, in each case, (a), (b), or (c), an analogous law, statute, or regulation.

1.21.

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1.22.“BPCIA” has the meaning set forth in Section 8.5 (Response to Biosimilar Applicants).

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1.23.“Breaching Party” has the meaning set forth in Section 9.4.1 (Material Breach).

1.24.“Business Day” means a calendar day other than a Saturday, Sunday, or a bank or other public holiday in Cambridge, Massachusetts in the United States, or Paris in France.

1.25.“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30, and December 31 of each Calendar Year.

1.26.“Calendar Year” means each successive period of twelve months commencing on January 1 and ending on December 31.

1.27.

1.28.“Change of Control” means, with respect to a Party, (a) a merger, reorganization, or consolidation of such Party with or into a Third Party that results in the voting securities of such Party outstanding immediately prior thereto ceasing to represent at least 50% of the combined voting power of the surviving entity or the ultimate parent of the surviving entity immediately after the closing of such merger, reorganization, or consolidation, (b) a Third Party becoming the beneficial owner of 50% or more of the combined voting power of the outstanding securities of such Party other than as a result of a bona fide financing transaction of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s business or assets to which this Agreement relates; provided, however, that a Change of Control excludes any such transaction entered into primarily for corporate reorganization or financing purposes, including any venture capital or private equity investment, if (i) the Third Party counterparty to such transaction having the resulting controlling interest is not a biopharmaceutical company and (ii) the transaction is not otherwise of the type ordinarily considered a “trade sale.”

1.29.“CMO” means a Third Party contract manufacturer.

1.30.“cGMP” means the then-current good manufacturing practice standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time-to-time, including those as set forth in FDA regulations in 21 C.F.R. Parts 210 and 211 and all applicable FDA rules, regulations, orders, and guidance, and the requirements with respect to current good manufacturing practices prescribed by the European Community under provisions of “The Rules Governing Medicinal Products in the European Community, Volume 4, Good Manufacturing Practices, Annex 13, Manufacture of Investigational Medicinal Products, July 2003,” or as otherwise required by Applicable Laws.

1.31.“Claims” has the meaning set forth in Section 7.1 (Indemnification by Innate).

1.32.“Clinical Trial” means any study in humans (including a non-interventional study) conducted to obtain information regarding a pharmaceutical or biologic product, including information relating to the safety, tolerability, pharmacological activity, pharmacokinetics, dose ranging, or efficacy of such pharmaceutical or biologic product.

1.33.“Code” means the Internal Revenue Code of 1986, as amended.

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1.34.“Combination Product” means an Antibody Product that is sold in the form of a combination that contains an ADC (a “Licensed Component”) and (a) one or more additional therapeutically active pharmaceutical agents other than those in the ADC (whether co-formulated or co-packaged or otherwise sold for a single invoice price) (each such component described in clause (a) an “Other Component”), or (b) defined as a “combination product” by the FDA pursuant to 21 C.F.R. §3.2(e) or its foreign equivalent.

1.35.“Collaboration Partner” means any (a) Third Party (i) granted a license by Innate or any of its Affiliates to Patent Rights or Know-How to Develop, Commercialize, or otherwise Exploit Antibodies and (ii) to whom Innate or any of its Affiliates discloses any Licensed Non-Sequence Know-How or any other Know-How described in clause (b)(ii) of the definition of Blocking Patent Rights or (b) any other Third Party to whom Innate or any of its Affiliates discloses any Licensed Non-Sequence Know-How or any other Know-How described in clause (b)(ii) of the definition of Blocking Patent Rights.

1.36.“Commercial Milestone Event” has the meaning set forth in Section 4.2.2 (Commercial Milestones).

1.37.“Commercial Milestone Payment” has the meaning set forth in Section 4.2.2 (Commercial Milestones).

1.38.“Commercialization” means any and all activities directed to the marketing, promotion, distribution matters, offering for sale, sale, having sold, importing, having imported, exporting, having exported, or other commercialization of a pharmaceutical or biologic product (including pricing matters), but expressly excluding activities directed to Manufacturing, Development, or performance of Medical Affairs. “Commercialize,” “Commercializing,” and “Commercialized” will be construed accordingly.

1.39.

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1.40.“Competitive Infringement” means any suspected, threatened, or actual infringement by any Third Party of the Licensed Technology, arising from the making, using, selling, offering for sale, importing, or exporting by a Third Party of an ADC, in a country in the Territory, wherein such ADC is actually or potentially competitive with an Antibody Product, in such country.

1.41.“Confidential Information” means (a) any and all confidential or proprietary information and data, including scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, unpublished patent applications and information related thereto and set forth therein, in each case, that is or has been provided by or on behalf of one Party (the “Disclosing Party” with respect to such information) to the other Party (the “Receiving Party” with respect to such information) in connection with this Agreement or any related negotiations, discussions, or diligence, whether communicated in writing or orally or by any other method, (b) the terms of this Agreement, and (c) all information disclosed by a Party under that certain Confidentiality Agreement between the Parties dated August 31, 2021. “Confidential Information” excludes any information that the Receiving Party can show by competent evidence (i) is known by the Receiving Party at the time of its receipt, and not through a prior disclosure by the Disclosing Party or a prior unauthorized disclosure by a Third Party, as documented by the Receiving Party’s business records; (ii) is known to the public before its receipt from the Disclosing Party, or thereafter becomes generally known to the public through no breach of this Agreement by the Receiving Party; (iii) is subsequently disclosed to the Receiving Party without obligation of confidentiality by a Third Party who has rightfully obtained such information and who is not under an obligation of confidentiality or other contractual obligation with respect to such information; or
(iv) is developed by the Receiving Party independently of Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s business records.

1.42.“Control” means the possession by a Party (whether by ownership, license, or otherwise), other than as described in this Agreement, of, (a) with respect to any materials, the legal authority or right to physical possession of such materials, with the right to provide such materials to the other Party on the terms set forth herein, (b) with respect to Patent Rights, Regulatory Approvals, Regulatory Submissions, Know-How, or other intellectual property right, the legal authority or right to grant a license, sublicense, access, or right to use (as applicable) to the other Party under such Patent Rights, Regulatory Approvals, Regulatory Submissions, Know-How, or other intellectual property on the terms set forth herein, or (c) with respect to a product or component thereof, the legal authority or right to grant a license, sublicense, access, or right to use (as applicable) to the other Party under Patent Rights that Cover or proprietary Know-How that is incorporated in or embodies, such product or component on the terms set forth herein, in each case ((a), (b), and (c)), without breaching or otherwise violating the terms of any arrangement or agreement with a Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, right to use, licenses, or sublicense. Notwithstanding the foregoing, any materials, Patent Rights, Regulatory Approvals, Regulatory Submissions, Know-How, other intellectual property right, or product or component thereof Controlled by an Acquirer of a Party will not be treated as “Controlled” by such Party or its Affiliates for purposes of this Agreement unless (i) prior to the consummation of such Change of Control, such acquired Party or any of its Affiliates also Controlled such intellectual property right product, or (ii) after the consummation of such Change of Control, such acquired Party or any of its Affiliates determines to use or uses any such intellectual property right or product in the performance of its obligations or exercise of its rights under this Agreement, in each of which cases ((i) and (ii)), such intellectual property right or product will be “Controlled” by such Party for purposes of this Agreement.

1.43.“Cover,” “Covering,” or “Covered” means, with respect to a particular item or method and a particular Patent Right, that but for a license under or ownership right in such Patent Right, the

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manufacture, use, offer for sale, sale, or importation of such item or the practice of such method, would infringe such Patent Right (assuming, in the case of pending patent applications, that such pending patent applications were issued patents), in the country of manufacture, use, or sale.

1.44.“Covered Product” means any Antibody Drug Conjugate to which Takeda or any of its Affiliates, licensees, sublicensees, or other collaboration partners has rights that (a) is Covered by one or more Method of Use Patent Rights or Covered Product Patent Rights, or (b) was developed using or otherwise incorporating any Licensed Non-Sequence Know-How, but that is, in each case (a) and (b), not an Antibody Product.

1.45.“Covered Product Patent Rights” means any Patent Right (existing as of the Effective Date or during the Term) owned or co-owned by Innate or any of its Affiliates or a Collaboration Partner and Controlled by Innate or any of its Affiliates to the extent Covering the Licensed Non-Sequence Know-How, provided that for the purposes of this Section 1.45 (Covered Product Patent Rights), Innate or its Affiliate will not be deemed to Control any Patent Right owned by a Third Party that comes into the Control of Innate or any of its Affiliates after the Effective Date if granting a sublicense to Takeda under such Patent Right would result in a payment obligation to such Third Party.

1.46.“Covered Product Royalties” has the meaning set forth in Section 4.3.3 (Royalties for Covered Products).

1.47.“Covered Product Royalty Rate” has the meaning set forth in Section 4.3.3 (Royalties for Covered Products).

1.48.“Covered Product Royalty Term” means, on a country-by-country and Covered Product-by- Covered Product basis, the period of time commencing on the First Commercial Sale of such

1.49.“Cure Period” has the meaning set forth in Section 9.4.2 (Process for Termination).

1.50.“Develop” and “Development” means all internal and external research, discovery, development, and regulatory activities related to pharmaceutical or biologic products, including (a) research, non- clinical testing or assays, toxicology, testing and studies, non-clinical and preclinical activities, and Clinical Trials, and (b) preparation, submission, review, analysis and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct Clinical Trials and to obtain, support, or maintain Regulatory Approval of a pharmaceutical or biologic product and interacting with Regulatory Authorities following receipt of Regulatory Approval in the applicable country or region for such pharmaceutical or biologic product regarding the foregoing, but expressly excluding activities directed to Manufacturing, performance of Medical Affairs, or Commercialization. Development will include development and regulatory activities for additional forms, routes of administration or indications for a pharmaceutical or biologic product after receipt of Regulatory Approval of such product (including label expansion) and Clinical Trials initiated following receipt of Regulatory Approval or any Clinical Trial to be conducted after receipt of Regulatory Approval that are required by the applicable Regulatory Authority to support or maintain such Regulatory Approval (such as post-marketing requirements, post-marketing commitments, and other observational studies, implementation and management of registries and analysis thereof, in each case, if required by any Regulatory Authority in any region

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in the Territory to support or maintain Regulatory Approval for a pharmaceutical or biologic product in such region). “Developing” and “Developed” will be construed accordingly.

1.51.“Development Milestone Event” has the meaning set forth in Section 4.2.1 (Development Milestones).

1.52.“Development Milestone Payment” has the meaning set forth in Section 4.2.1 (Development Milestones).

1.53.“Disclosing Party” has the meaning set forth in Section 1.41 (Confidential Information).

1.54.“Disputes” has the meaning set forth in Section 10.3.1 (Exclusive Dispute Resolution Mechanism).

1.55.“Dollars” or “$” means the legal tender of the United States of America.

1.56.

1.57.“Effective Date” has the meaning set forth in the Preamble.

1.58.“EMA” means the European Medicines Agency or any successor agency or authority having substantially the same function.

1.59.“EU” means the European Union, as its membership may be constituted from time to time, and any successor thereto, and the United Kingdom.

1.60.“Executive Officer” means, (a) the Chief Executive Officer of Innate (or a designee of Innate who has the power and authority to resolve such matter) and (b) the President, Research & Development of Takeda (or a designee of Takeda who has the power and authority to resolve such matter).

1.61.“Exploit” or “Exploitation” means to make, have made, import, have imported, export, have exported, distribute, have distributed, use, have used, sell, have sold, offer for sale, or have offered for sale, including to Develop, Manufacture, Commercialize, and perform Medical Affairs activities. “Exploiting” and “Exploited” will be construed accordingly.

1.62.“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended.

1.63.“FDA” means the United States Food and Drug Administration or any successor Governmental Authority having substantially the same function.

1.64.“Field” means all fields of use.

1.65.“First Commercial Sale” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the first commercial sale for end use or consumption in an arms’ length transaction of a Licensed Product to a Third Party by Takeda or any of its Affiliates or Sublicensees in such country following receipt of applicable Regulatory Approvals, and, where applicable, Pricing Approvals, of such Licensed Product in such country. First Commercial Sale will not include distribution or other sale solely for Clinical Trials or under patient assistance, named patient use, compassionate use, or other patient access programs or for charitable or other promotional purposes.

1.66.“Force Majeure” has the meaning set forth in Section 10.13 (Force Majeure).

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1.67.“GCP” means the then-current good clinical practice standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time-to-time, including those as set forth in FDA regulations in 21 C.F.R. Parts 11, 50, 54, 56, 312, 314, and 320 and all related FDA rules, regulations, orders, and guidance, and by the International Council for Harmonization E6: Good Clinical Practices Consolidated Guideline (the “ICH Guidelines”).

1.68.“GLP” means the then-current good laboratory practice standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time-to-time, including those as set forth in FDA regulations in 21 C.F.R. Part 58 and all applicable FDA rules, regulations, orders, and guidance, and the requirements with respect to good laboratory practices prescribed by the European Community, the OECD (Organization for Economic Cooperation and Development Council) and the ICH Guidelines.

1.69.“Governmental Authority” means any applicable government authority, court, council, tribunal, arbitrator, agency, department, bureau, branch, office, legislative body, commission or other instrumentality of (a) any government of any country or territory, (b) any nation, state, province, county, city, or other political subdivision thereof, or (c) any supranational body.

1.70.“ICH Guidelines” has the meaning set forth in Section 1.67 (GCP).

1.71.“ICH” means International Conference on Harmonization.

1.72.“IND Clearance” means, with respect to an Antibody Product, (a) in the U.S., the date that is 30 days following the filing of the first IND for an Antibody Product, if Takeda has not received any notice of a clinical hold or any other administrative delay from the FDA during such 30 day period, and if Takeda or its Affiliates or Sublicensee does receive a notice of a clinical hold or there is such other administrative delay, then the date of “IND Clearance” for the Antibody Product will be the date on which the FDA lifts such clinical hold or such other administrative delay is otherwise resolved and the FDA first allows the Antibody Product to be administered to a human as described in such IND or (b) in other regulatory jurisdictions outside the U.S., the date on which the first Antibody Product is first permitted by the applicable Regulatory Authority of such jurisdiction to be administered to a human pursuant to an IND in accordance with Applicable Law in such jurisdiction.

1.73.“IND” means an Investigational New Drug Application (as defined in the FD&C Act), clinical trial application, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority anywhere in the world in conformance with the requirement of such Regulatory Authority, and any amendments thereto.

1.74.“Indemnified Party” has the meaning set forth in Section 7.3.1 (Notice).

1.75.“Indemnifying Party” has the meaning set forth in Section 7.3.1 (Notice).

1.76.

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1.77.“Innate” has the meaning set forth in the preamble.

1.78.“Innate Indemnitees” has the meaning set forth in Section 7.2 (Indemnification by Takeda).

1.79.“Innate’s Knowledge” means the actual knowledge, after due inquiry and reasonable investigation (including consultation with Innate’s internal or outside intellectual property counsel), of the following: Chief Executive Office, Chief Scientific Officer, Chief Medical Officer, Chief Development Officer, Vice President, Legal and Corporate Affairs, and Executive Vice President Business Development, provided that the consultation with Innate’s external consultants, including outside intellectual property and other counsel, shall be limited to such consultants’actual knowledge of the matter at the time of consultation and does not require such consultants to perform any further investigations.

1.80.“Joint Arising Patent Right” has the meaning set forth in Section 8.2.3(a) (Patent Rights in Unfiled Sequences; Takeda’s Rights).

1.81.“JPC” has the meaning set forth in Section 8.1.1 (Purpose; Formation).

1.82.“Know-How” means all proprietary commercial, technical, scientific, and other know-how and information, inventions, discoveries, trade secrets, knowledge, technology, methods, processes, practices, formulae, amino acid sequences, nucleotide sequences, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, and data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, preclinical, clinical, safety, manufacturing and quality control data and know-how, including regulatory data, study designs and protocols), in all cases, whether or not confidential, proprietary, patentable, in written, electronic or any other form now known or hereafter developed, but expressly excluding all Patent Rights and materials or other tangible embodiments of any of the foregoing

1.83.

1.84.

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1.85.“Licensed Antibody Research Patent Rights” means Patent Rights to the extent Covering any patentable Know-How generated in the course of performance of Licensed Antibody Research.

1.86.“Licensed Component” has the meaning set forth in Section 1.34 (Combination Product).

1.87.“Licensed Know-How” means the Licensed Non-Sequence Know-How and the Licensed Sequence Know-How.

1.88.

1.89.“Licensed Non-Sequence Know-How” means any and all Know-How set forth on Schedule 1.89 (Licensed Non-Sequence Know-How).

1.90.

1.91.“Licensed Product” means any Antibody Product or Covered Product.

1.92.“Licensed Sequence Know-How” means any and all Know-How that is (a) related to the sequences of the Licensed Antibodies, (b) Controlled by Innate as of the Effective Date, and (c) listed on Schedule 1.92.

1.93.“Licensed Technology” means (a) the Licensed Know-How, (b) Licensed Patent Rights, and (c) Innate’s interest in any Joint Arising Patent Right.

1.94.“Losses” has the meaning set forth in Section 7.1 (Indemnification by Innate).

1.95.“Lost Sales Amount” means, for a given country and a given Calendar Quarter in which a Biosimilar Product of an Antibody Product is commercially available in such country, the percentage reduction in aggregate Net Sales in such Calendar Quarter from the aggregate Net Sales in the Calendar Quarter immediately preceding the Calendar Quarter in which the Biosimilar Product was first available for commercial sale in such country.

1.96.“MAA” means any biologics license application or other marketing authorization application, in each case, filed with the applicable Regulatory Authority in a country or other regulatory jurisdiction, which application is required to commercially market or sell a pharmaceutical or

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biologic product in such country or jurisdiction (and any amendments thereto), including all Biologics License Applications (BLA) or equivalent submitted to the FDA in the United States in accordance with the PHSA or any analogous application or submission with any Regulatory Authority outside of the United States.

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1.97.“Major EU Market” means    .

1.98.“Major Indication” means any Indication that has a prevalence in the United States of greater than
1.99.“Manufacturing” or “Manufacture” means activities directed to process development, analytical development, and formulation development, manufacturing, processing, packaging, labeling, filling, finishing, assembly, quality assurance, quality control, testing, and release, shipping, or storage of any pharmaceutical or biologic product (or any components or process steps involving any product or any companion diagnostics), placebo, or comparator agent, as the case may be, including process development, qualification, and validation, scale-up, pre-clinical, clinical, and commercial manufacture and analytic development, product characterization, and stability testing, but expressly excluding activities directed to Development, performance of Medical Affairs, or Commercialization. “Manufacturing” and “Manufactured” will be construed accordingly.

1.100.“Medical Affairs” means activities conducted by a Party’s medical affairs departments (or, if a Party does not have a medical affairs department, the equivalent function thereof), including medical science liaisons, medical directors, communications with key opinion leaders (including key opinion leader selection and management, health care professional and patient speakers programs), medical education and development of materials related thereto, congresses or symposia, advisory boards (to the extent related to medical affairs or clinical guidance), activities performed in connection with patient registries, real world evidence collection, and other medical programs and communications, including investigator sponsored studies, educational grants, research grants, and charitable donations to the extent related to medical affairs and not to other activities that are not conducted by a Party’s medical affairs (or equivalent) departments. Medical Affairs will include the conduct of Clinical Trials initiated following receipt of Regulatory Approval for a product and that are not required by any Regulatory Authority in any region in the Territory to support or maintain Regulatory Approval for such product in such region (such as post- marketing studies, post-marketing commitments, other observational studies, and implementation and management of registries and analysis thereof).

1.101.“Method of Use Patent Rights” has the meaning set forth in Section 1.90 (Licensed Patent Rights).

1.102.“Milestone Events” has the meaning set forth in Section 4.2.2 (Commercial Milestones).

1.103.“Milestone Payments” has the meaning set forth in Section 4.2.2 (Commercial Milestones).

1.104.“Net Sales” means with respect to a Licensed Product, the gross amount invoiced in a country in the Territory by Takeda or its Affiliates or Sublicensees (each of the foregoing Persons, a “Selling Party”) for the sale or other disposition of such Licensed Product in such country to Third Parties (including Third Party Distributors), less the following deductions calculated in accordance with the applicable Accounting Standards, consistently applied throughout the Territory by the relevant Selling Party, to the extent allocated to such Licensed Product and actually taken, paid, allowed, or allocated, in the gross sales price with respect to such sales, and not otherwise recovered by or reimbursed to the Selling Party, as set forth below:

(a)cash, trade, or quantity discounts, charge-back payments, and rebates actually granted to trade customers, managed health care organizations, pharmaceutical benefit managers, group purchasing organizations, and national, state, or local governments;

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(b)credits, rebates, or allowances actually allowed upon prompt payment or on account of claims, damaged goods, rejections, or returns of such Licensed Product, including in connection with recalls and retroactive price reductions;

(c)the actual amount of any write-offs for bad debt, provided that any amounts subsequently recovered will be included in Net Sales if recovered;

(d)packaging, freight, postage, shipping, transportation, warehousing, handling, and insurance charges, in each case, actually allowed or paid for delivery of such Licensed Product, and any customary payments with respect to such Licensed Product actually made to wholesalers or other distributors, in each case, actually allowed or paid for distribution and delivery of Licensed Product, to the extent billed or recognized;

(e)taxes (other than income taxes), duties, tariffs, mandated contribution, or other governmental charges levied on the sale of such Licensed Product, including VAT (net of reimbursement of any value-added taxes actually received), excise taxes and sales taxes, that the Selling Party allocates to sales of such Licensed Product in accordance with its standard policies and procedures consistently applied across its products, as applicable;

(f)any sales, credits, or allowances given or made with respect to Licensed Products for wastage replacement; and

(g)any other similar and customary deductions that are consistent with the applicable Accounting Standards in calculating Net Sales.

Notwithstanding the foregoing, (i) amounts received or invoiced by Takeda, or its Affiliates, or their respective Sublicensees for the sale of such Licensed Product among Takeda or its Affiliates, or their respective Sublicensees, for resale will not be included in the computation of Net Sales hereunder and (ii) all amounts received or invoiced by a Selling Party in consideration for the sale of Licensed Product to a Third Party Distributor will be deemed Net Sales hereunder. In any event, any amounts received or invoiced by Takeda or its Affiliates, or their respective Sublicensees, will be accounted for only once. For purposes of determining Net Sales, a Licensed Product will be deemed to be sold when recorded as a sale by Takeda or its Affiliates, or their respective Sublicensees, in accordance with the applicable Accounting Standards. For clarity, a particular deduction may only be accounted for once in the calculation of Net Sales. Net Sales will exclude any samples of Licensed Product transferred or disposed of for Clinical Trials or at or below costs of goods therefor for any so-called treatment investigational new drug sales, named patient sales, expanded access program, compassionate or emergency use sales or pre-license sales made for non- commercial, compassionate purpose, or any indigent program or promotional or educational purposes. For the avoidance of doubt, and for all purposes under this Agreement, Net Sales will be accounted for in accordance with standard accounting practices, as practiced by Takeda and its Affiliates and Sublicensees in the relevant country in the Territory, but in any event in accordance with the applicable Accounting Standards, as consistently applied in such country in the Territory.

In the case of any Combination Product sold for a single price in a given country in the Territory, Net Sales for the purpose of determining royalties and sales milestone events of the Combination Product in such country will be calculated by multiplying actual Net Sales of such Combination Product in such country by the fraction A/(A+B), where A is the invoice price of the Licensed Component included in such Combination Product if sold separately as a stand-alone product in such country, and B is the total invoice price of the Other Components in the Combination Product, if sold separately in such country.

15

If, on a country-by-country basis, the Licensed Component as included in such Combination Product is sold separately as a stand-alone product in a country, but the Other Components in the Combination Product are not sold separately in such country, then Net Sales for the purpose of determining royalties and sales milestone events of the Combination Product for such country will be calculated by multiplying actual Net Sales of the Combination Product in such country by the fraction A/C, where A is the invoice price of the Licensed Component included in such Combination Product if sold separately as a stand-alone product in such country, and C is the invoice price of the Combination Product in such country.

If, on a country-by-country basis, the Licensed Component as included in the Combination Product is not sold separately as a stand-alone product in such country, but the Other Components included in the Combination Product are sold separately in such country, then Net Sales for the purpose of determining royalties and sales milestone events of the Combination Product for such country will be calculated by multiplying actual Net Sales of the Combination Product in such country by the fraction (C-B)/C, where B is the invoice price of the Other Components included in such Combination Product if sold separately in such country, and C is the invoice price of the Combination Product in such country.

If neither the Licensed Component nor the Other Components included in the Combination Product are sold separately in a given country, then Net Sales for the purpose of determining royalties and sales milestone events in such country will be determined jointly by the Parties in good faith based on the fair market value of the Licensed Product and each of the Other Components included in such Combination Product when sold in such indication in such country.

1.105.

1.106.“NKCE Patent Rights” means the Licensed Patent Rights set forth on Schedule 1.106 (NKCE Patent Rights).

1.107.“Non-Breaching Party” has the meaning set forth in Section 9.4.1 (Material Breach).

1.108.“Other Component” has the meaning set forth in Section 1.34 (Combination Product).

1.109.“Party” or “Parties” has the meaning set forth in the preamble.

1.110.“Patent Offices” has the meaning set forth in Section 6.2.7 (Validity and Enforceability).

1.111.“Patent Right” means any patent (including any utility or design patent) or patent application (including any provisional, utility, continued prosecution, continuation, continuations-in-part, divisional, or substitution application), or other filing claiming priority thereto or sharing any common priority therewith, whether directly or indirectly, as well as any patent that issues or has issued with respect to any such patent application, reissue, re-examination, renewal, or extension (including any patent term adjustment, patent term extension, or supplemental protection certificate, or the equivalent thereof), registration or confirmation patent, patent resulting from a post-grant proceeding, patent of addition, revalidation, restoration or extension thereof, or any inventor’s certificate, utility model (including any petty patent, innovation patent, utility certificate, functional design, short-term patent, minor patent, or small patent), or any equivalent

16

or counterpart thereof in any country or jurisdiction. For clarity, a patent filing (a patent or a patent application)

17

is considered to have been made (or to be pending or in force) within an applicable time period if the filing itself, or any other filing to which it claims priority or with which it shares any common priority, was made, within (or was pending, or in force within) such time period.

1.112.“Patent Term Extensions” has the meaning set forth in Section 8.6 (Patent Term Extensions).

1.113.“Payments” has the meaning set forth in Section 4.5.5(a) (Withholding Taxes).

1.114.“Person” means any natural person, corporation, unincorporated organization, partnership, association, sole proprietorship, joint stock company, joint venture, limited liability company, trust or government, Governmental Authority, or any other similar entity.

1.115.“Phase I Clinical Trial” means a Clinical Trial (or any arm thereof) of a pharmaceutical or biologic product with the endpoint of determining initial tolerance, safety, metabolism, pharmacokinetic, or pharmacodynamic information in single dose, single ascending dose, multiple dose, or multiple ascending dose regimens, that satisfies the requirements of U.S. federal regulation 21 C.F.R. § 312.21(a) and its successor regulation or equivalents in other jurisdictions.

1.116.“Phase I/II Clinical Trial” means a Clinical Trial (or any arm thereof) of a pharmaceutical or biologic product with the endpoint of determining initial tolerance, safety, metabolism, pharmacokinetic, or pharmacodynamic information in single dose, single ascending dose, multiple dose, or multiple ascending dose regimens, and evaluating its effectiveness for a particular indication or indications in one or more specified doses or its short term tolerance and safety, as well as its pharmacokinetic and pharmacodynamic information in patients with the indications under study, that is prospectively designed to generate sufficient data (if successful) to commence a Phase III Clinical Trial for such product, and in any event that satisfies the requirements of U.S. federal regulation 21 C.F.R. §§ 312.21(a) and (b) and its successor regulation or equivalents in other jurisdictions.

1.117.“Phase II Clinical Trial” means a Clinical Trial (or any arm thereof) of a pharmaceutical or biologic product with the endpoint of evaluating its effectiveness for a particular indication or indications in one or more specified doses or its short term tolerance and safety, as well as its pharmacokinetic and pharmacodynamic information in patients with the indications under study, that is prospectively designed to generate sufficient data (if successful) to commence a Phase III Clinical Trial for such product, and that satisfies the requirements of U.S. federal regulation 21
C.F.R. § 312.21(b) and its successor regulation or equivalents in other jurisdictions.

1.118.“Phase III Clinical Trial” means a Clinical Trial (or any arm thereof) of a pharmaceutical or biologic product on a sufficient number of patients, which trial the FDA or EMA permits to be conducted under an open IND and is designed to: (a) establish that the pharmaceutical or biologic product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the pharmaceutical or biologic product in the dosage range to be prescribed; and (c) support the filing of an MAA by a Regulatory Authority for the pharmaceutical or biologic product, and that satisfies the requirements of U.S. federal regulation 21 C.F.R. § 312.21(c) and its successor regulation or equivalents in other jurisdictions.

1.119.“PHSA” means the U.S. Public Health Service Act, 42 U.S.C. §§ 201 et seq., as amended from time to time.

1.120.“Pivotal Trial” means any (a) Phase III Clinical Trial, or (b) other Clinical Trial of a product on a sufficient number of patients, the results of which, together with prior data and information

18

concerning such product, are intended to be or otherwise are sufficient, without any additional Clinical Trial to meet the evidentiary standard for demonstrating the safety, purity, efficacy, and potency of such active substance of such product established by a Regulatory Authority in any particular jurisdiction and that is intended to support, or otherwise supports, the filing of an MAA by a Regulatory Authority in such jurisdiction (including any bridging study). Notwithstanding any provision to the contrary set forth in this Agreement, treatment of patients as part of an expanded access program, compassionate sales or use program (including named patient program or single patient program), or an indigent program, in each case, will not be included in determining whether or not a Clinical Trial is a Pivotal Trial or whether a patient has been dosed thereunder.

1.121.“Pricing Approval” means, in any country where a Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical or biologic products, receipt (or, if required to make such authorization, approval, or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).

1.122.“Prosecution and Maintenance” means, with regard to a particular Patent Right, the preparation, filing, and prosecution (including any interferences, reissue proceedings, reexaminations, supplemental examinations, derivation proceedings, inter partes review, or any other similar proceeding before a patent authority of competent jurisdiction), and maintenance of such Patent Right. “Maintain” and “Prosecution” shall be construed accordingly.

1.123.

1.124.“Receiving Party” has the meaning set forth in Section 1.41 (Confidential Information).

1.125.“Redacted Agreement” has the meaning set forth in Section 5.1.4(b) (Confidential Treatment).

1.126.“Regulatory Approval” means, with respect to a particular country or other regulatory jurisdiction, any approval of a MAA or other approval, product, or establishment license, registration, or authorization of any Regulatory Authority necessary for the Manufacture, Development, or commercial marketing or sale of a pharmaceutical or biologic product in such country or other regulatory jurisdiction, including, in each case, Pricing Approval.

1.127.“Regulatory Authority” means any Governmental Authority responsible for granting Regulatory Approvals of pharmaceutical or biologic products.

1.128.“Regulatory Submissions” means any regulatory application, submission, notification, communication, correspondence, registration, Regulatory Approval, or other filing made to, received from or otherwise conducted with a Regulatory Authority related to Developing, Manufacturing, or obtaining marketing authorization for a pharmaceutical or biologic product in a particular country or jurisdiction, including MAAs.

1.129.“Residual Knowledge” has the meaning set forth in Section 5.3 (Residual Knowledge).

1.130.“ROFN Notice” has the meaning set forth in Section 2.6 (ROFN).

1.131.“ROFN Products” means the products included in a ROFN Notice.

1.132.“Royalties” has the meaning set forth in Section 4.3.3 (Royalties for Covered Products).

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1.133.“Royalty Report” has the meaning set forth in Section 4.5.2 (Reports and Royalty Payments).

1.134.

1.135.“SEC” has the meaning set forth in Section 5.1.4(b) (Confidential Treatment).

1.136.“Selling Party” has the meaning set forth in Section 1.104 (Net Sales).

1.137.“Skipped First Clinical Milestone” has the meaning set forth in Section 4.2.1 (Development Milestones).

1.138.“Skipped Pivotal Milestone” has the meaning set forth in Section 4.2.1 (Development Milestones).

1.139.“Subcontractor” means a Third Party contractor engaged by a Party or its Affiliate to perform certain obligations or exercise certain rights on behalf of such Party under this Agreement (including all Third Party Distributors, contract research organizations, clinical research organizations, and CMOs).

1.140.“Sublicensee” means a Third Party to which Takeda or its Affiliate has granted or grants a sublicense, option to sublicense, or similar right under the Licensed Technology or Blocking Patent Rights to Exploit any Licensed Antibody or Licensed Product, or any further sublicensee of such rights (regardless of the number of tiers, layers or levels of sublicenses of such rights), but that is not a Subcontractor.

1.141.“Takeda Indemnitees” has the meaning set forth in Section 7.1 (Indemnification by Innate).

1.142.“Tax” means any U.S. and non-U.S. federal, state, local, regional, municipal, or other tax or taxation, levy, duty, charge, withholding, or other assessment of any kind (including any related fine, penalty, addition to tax, surcharge, or interest) imposed by, or payable to, a Governmental Authority, including sales, use, excise, stamp, transfer, property, value added, goods and services, withholding, and franchise taxes.

1.143.“Term” has the meaning set forth in Section 9.1 (Term).

1.144.“Terminated Territory” has the meaning set forth in Section 9.4.1 (Material Breach) and in the event of termination of the Agreement in its entirety, all countries.

1.145.“Terminated Product” means any Licensed Product or Licensed Antibody for which this Agreement has been terminated as described in Article 9 (Term and Termination), and in the event of termination of the Agreement in its entirety, all Licensed Products and Licensed Antibodies.

1.146.“Territory” means worldwide.

1.147.“Third Party Distributor” means, with respect to a country, any Third Party that purchases Licensed Product in such country from the Selling Party or its Affiliates and is appointed as a distributor to distribute, and resell such Licensed Product in such country, even if such Third Party

20

is granted ancillary sublicensed rights under the Licensed Technology or Blocking Patent Rights to package, distribute, or sell such Licensed Product in such country.

1.148.“Third Party” means any Person other than Innate, Takeda, or their respective Affiliates.

1.149.“To-be-filed Patent Right” has the meaning set forth in Section 8.2.3(a) (Patent Rights in Unfiled Sequences; Innate’s Rights).

1.150.“Trademark” means any trademark, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan, or other indicia of origin or ownership, including the goodwill and activities associated with each of the foregoing.

1.151.

1.152.“United States” or “U.S.” means the United States of America and its territories, possessions and commonwealths.

1.153.“Valid Claim” means: (a) a claim of an issued and unexpired Patent Right (as may be extended through supplementary protection certificate or patent term extension or the like) that has not been revoked, held invalid, or unenforceable by a Patent Office or other Governmental Authority of competent jurisdiction and which claim has not been disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re-examination, or disclaimer or otherwise; or (b) a pending claim of an unissued, pending patent application, which application has been pending for    or less since the earliest date to which it is entitled to claim priority or benefit of filing date.

1.154.“VAT” means, within the EU, such Tax as may be charged in accordance with (but subject to derogations from) Directive 2006/112/EC and, outside the EU, value added Tax or any form of consumption Tax, as well as all other forms of Taxes charged on the supply of a good or a service, including sales Tax and goods and services Tax.

1.155.“Withholding Taxes” has the meaning set forth in Section 4.5.5(a) (Withholding Taxes).

2.LICENSE GRANT

1.1.License Grant to Takeda.

1.1.1.Exclusive Grant. Innate hereby grants and agrees to grant to Takeda and its Affiliates an exclusive (even as to Innate and its Affiliates, except as set forth in Section 2.5 (No Other Rights and Retained Rights)), non-transferable (except as provided in Section 10.1 (Assignment)), sublicensable (through multiple tiers, in accordance with Section 2.3 (Sublicensing Terms)), irrevocable (unless terminated in accordance with Article 9 (Term and Termination)), royalty-bearing (during the applicable Antibody Product Royalty Term for Antibody Products) license under the Licensed Antibodies and Licensed Technology and Blocking Patent Rights to Exploit (a) Antibody Products and (b) the Licensed Antibodies solely in furtherance of Exploiting an Antibody Product (e.g., Manufacturing Licensed Antibodies, optimizing Licensed Antibodies, and Developing Licensed Antibodies for Commercialization in an Antibody Product, but not the use of the naked Licensed Antibodies as a therapeutic), in each case (a) and (b), in the Field in the Territory;

21

provided that Takeda’s rights under this Section 2.1.1 (Exclusive Grant) do not include the right to practice under any Blocking Patent Right to Exploit any particular component in an Antibody Product that is not a Licensed Antibody (e.g., particular linkers).

1.1.2.Non-Exclusive Grant. Innate hereby grants and agrees to grant to Takeda and its Affiliates a non-exclusive, non-transferable (except as provided in Section 10.1 (Assignment)), sublicensable (through multiple tiers, in accordance with Section 2.3 (Sublicensing Terms)), irrevocable (unless terminated in accordance with Article 9 (Term and Termination)), royalty-bearing (during the applicable Covered Product Royalty Term for Covered Products) license under the Method of Use Patent Rights, and Licensed Non- Sequence Know-How to Exploit Covered Products in the Field and in the Territory.

1.1.Innate and Takeda Covenants.

2.2.1.

2.2.2.

1.2.Sublicensing Terms. Subject to this Section 2.3 (Sublicensing Terms), Takeda or its Affiliates may grant sublicenses under Section 2.1 (License Grant to Takeda) to any Affiliate or Third Party (including Subcontractors). No more than once per Calendar Year, Innate may request that Takeda provide a list of all Sublicensees to whom Takeda or its Affiliates have granted rights under Section
2.1 (License Grant to Takeda) since the prior request from Innate, which list Takeda will provide to Innate no later than 30 days after such notice. Any such sublicense will be consistent with the terms of this Agreement. Notwithstanding any sublicense, Takeda will remain liable to Innate for the performance of all of its obligations under, and Takeda’s compliance with all provisions of, this Agreement, and for the performance of all obligations of its Affiliates and Sublicensees as required under this Agreement.

1.3.Subcontractors. Takeda and its Affiliates may perform any of its obligations under this Agreement through one or more Subcontractors (and grant sublicenses to any such Subcontractors in accordance with the terms of Section 2.3 (Sublicensing Terms) to the extent necessary for the Subcontractor to perform the applicable subcontracted activities); provided that: (a) Takeda and its Affiliates will not engage any Subcontractor that has been debarred by any Regulatory Authority, and (b) Takeda will be liable for any act or omission of any Subcontractor that is a breach of any of Takeda’s obligations under this Agreement as though the same were a breach by Takeda.

1.4.

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1.5.

3.DEVELOPMENT, REGULATORY, AND COMMERCIAL MATTERS

1.1.Technology Transfer. Promptly following the Effective Date, Innate will transfer to Takeda the Licensed Know-How that is set forth on Schedule 1.89 (Licensed Non-Sequence Know-How) and Schedule 1.92 (Licensed Sequence Know-How). For each item of Licensed Know-How that Innate transfers to Takeda in accordance with this Section 3.1 (Technology Transfer), Innate will identify whether that item is Licensed Non-Sequence Know-How or Licensed Sequence Know-How. Thereafter within    after the Effective Date, Takeda may request that Innate transfer any Know-How related to the Licensed Antibodies that is Controlled by Innate as of the Effective Date and that is set forth on Schedule 1.89 (Licensed Non-Sequence Know-How) or Schedule 1.92 (Licensed Sequence Know-How) that was not previously transferred and Innate will promptly disclose such Know-How to Takeda. Innate will have no obligation to provide any Know-How developed after the Effective Date. Each Party will bear all costs and expenses incurred by or on behalf of such Party in connection with the performance of the activities set forth in this Section
3.1 (Technology Transfer).

1.2.

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1.3.Development and Commercialization Responsibilities; Diligence Obligations. Takeda (itself or through its Affiliate or Sublicensee) will have sole control over and all decision-making authority with respect to all Development, Medical Affairs, and Commercialization activities in the Territory relating to the Licensed Products. Takeda, itself or through its Affiliate or Sublicensee, will use

1.4.Regulatory Responsibilities.

1.1.1.Takeda (itself or through its Affiliate or Sublicensee) will have sole control over and all decision-making authority with respect to all for all regulatory matters in the Territory relating to the Licensed Products. Takeda (itself or through its Affiliate or Sublicensee)

24

will own all INDs, MAA, Regulatory Approvals, other Regulatory Submissions, and related regulatory documents, in the Territory with respect to such Licensed Products (in each case, as applicable). Innate will, at Takeda’s cost, provide any assistance reasonably requested by Takeda in connection with Regulatory Submissions and obtaining Regulatory Approval for a Licensed Product.

1.1.2.Adverse Event Reporting and Safety Data Exchange. To the extent required under Applicable Law or to comply with the regulations of any Regulatory Authority, the Parties will agree to a mechanism (including a pharmacovigilance agreement, if applicable) for the exchange of safety information in an agreed format and timeframe in order to monitor the safety of Licensed Antibodies and to meet reporting requirements with any applicable Regulatory Authority, including with respect to Adverse Events. Takeda will be responsible for the global safety database for all Licensed Products under this Agreement. Each Party will promptly share with the other Party relevant safety information, including with respect to Licensed Antibodies, such that each Party can satisfy its reporting requirements under Applicable Law, including with respect to adverse events related to Licensed Antibodies.

1.1.Manufacture and Supply. Takeda (itself or through its Affiliate or Sublicensee) will have sole control over and decision-making authority with respect to all Manufacturing activities for the Manufacture of Licensed Antibodies solely for use in and to Develop and Commercialize Antibody Products.

4.PAYMENTS

1.1.Upfront Payment. No later than days after receipt of an invoice from Innate (which invoice will be issued promptly after the Effective Date), in consideration of the licenses granted to Takeda hereunder, Takeda will pay to Innate a non-creditable and non-refundable upfront payment of
$5,000,000 via wire transfer of immediately available funds in accordance with the instructions attached hereto as Schedule 4.5.1 (Wire Instructions).

1.2.Milestone Payments for Antibody Products.

1.1.1.Development Milestones. Takeda will make one-time, non-refundable milestone payments (each, a “Development Milestone Payment”) to Innate upon the first achievement by Takeda or its Affiliates or Sublicensees of each of the development milestone events set forth in Table 4.2.1 (Development Milestones) below (each, a “Development Milestone Event”) for the first Antibody Product to achieve the applicable Development Milestone Event. Takeda will notify Innate in writing of the achievement of a Development Milestone Event by Takeda or its Affiliates or Sublicensees no later than days after the achievement thereof. Thereafter, Innate will provide Takeda with an invoice for the corresponding Development Milestone Payment, and Takeda will pay to Innate such Development Milestone Payment no later than    days after its receipt of an
invoice for such Development Milestone Payment.

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Table 4.2.1 – Development Milestones

26

No.

Development Milestone Event

Development Milestone Payment

[redacted]	[redacted]
[redacted]		[redacted]
[redacted]		[redacted]
[redacted]	[redacted]	[redacted]
[redacted]	[redacted]	[redacted]
[redacted]	[redacted]	[redacted]
[redacted]		[redacted]
[redacted]	[redacted]	[redacted]
[redacted]	[redacted]	[redacted]
[redacted]	[redacted]	[redacted]
[redacted]		[redacted]
[redacted]	[redacted]	[redacted]
[redacted]	[redacted]	[redacted]
[redacted]	[redacted]	[redacted]
[redacted]		[redacted]
[redacted]	[redacted]	[redacted]

1.

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Each Development Milestone Payment will be paid only once for the first achievement of the corresponding Development Milestone Event by an Antibody Product, regardless of the number of times achieved by such Antibody Product or additional Antibody Products.
1.1.2.Commercial Milestones. Takeda will make one-time, non-refundable commercial milestone payments (each, a “Commercial Milestone Payment” and together with the Development Milestone Payments, the “Milestone Payments”) to Innate upon the first achievement by Takeda or its Affiliates or Sublicensees of each of the sales-based milestones events set forth in Table 4.2.2 (Commercial Milestones) below (each, a “Commercial Milestone Event” and together with the Development Milestone Events, the “Milestone Events”) with respect to the aggregate annual Net Sales of all Antibody Products in the Territory, provided that Net Sales of an Antibody Product in any country in the Territory will not be included for purposes of calculation of the Commercial Milestone Events after the Antibody Product Royalty Term for such Antibody Product and country has ended. Takeda will notify Innate in writing of the achievement of a Commercial Milestone Event by Takeda or its Affiliates or Sublicensees no later than days after the end of the Calendar Quarter in which such Commercial Milestone Event is achieved. Thereafter, Innate will provide Takeda with an invoice for the corresponding Commercial Milestone Payment, and Takeda will pay to Innate such Commercial Milestone Payment no later than    days after receipt of the applicable invoice from Innate.

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For clarity, each Commercial Milestone Payment will be paid only once for the first achievement of the corresponding Commercial Milestone Event by aggregate Net Sales of Antibody Products, regardless of the number of times achieved by aggregate Net Sales of Antibody Products in additional Calendar Years.

1.3.Royalties

1.1.1.Royalties for Antibody Products. During the Antibody Product Royalty Term for an Antibody Product in a country in the Territory, Takeda will pay to Innate royalties on an Antibody Product-by-Antibody Product and country-by-country basis based on worldwide, aggregate annual Net Sales by Takeda and its Affiliates and Sublicensees of all Antibody Products at the applicable rate(s) set forth in Table 4.3.1 (such payments, “Antibody Product Royalties” and such rates, “Antibody Product Royalty Rates”); provided that no Antibody Product Royalties will be due with respect to sales of an Antibody Product in a country in the Territory following the expiration of the Antibody Product Royalty Term for such Antibody Product in such country, and thereafter the Net Sales of such Antibody Product in such country will no longer count for purposes of achievement of the Net Sales levels of such Antibody Product for calculation of the Antibody Product Royalties.

1.1.2.Royalty Reductions for Antibody Products.

(a)Lack of Valid Claims. On an Antibody Product-by-Antibody Product and country-by-country basis, if, during any Calendar Quarter prior to the expiration of the Antibody Product Royalty Term for a given Antibody Product in a given

29

country, there is no Valid Claim of a Royalty-Bearing Patent Right that Covers such Antibody Product in such country, then the Antibody Product Royalties owed for such Antibody Product in such country will be reduced by .

(b)Reduction for Biosimilar Competition. On an Antibody Product-by-Antibody Product and country-by-country basis, in the event a Biosimilar Product with respect to an Antibody Product is available for commercial sale in a country, commencing in the first Calendar Quarter following the Calendar Quarter in which such Antibody Product is available for commercial sale and thereafter in any Calendar Quarter during the remainder of the Antibody Product Royalty Term for such Antibody Product in such country in which the Lost Sales Amount in such Calendar Quarter is greater than or equal to the thresholds set forth below in clause
(i) or (ii), as applicable, the Antibody Product Royalties due for Net Sales of such Antibody Product in such country will be reduced by the applicable amount set forth in such clauses below for the purposes of determining the Antibody Product Royalties payable under Section 4.3.1 (Royalties for Antibody Products).

(i)If the Lost Sales Amount is greater than or equal to , then the Antibody Product Royalties due for Net Sales of such Antibody Product in such country will be reduced by ; and

(ii)If the Lost Sales Amount is greater than , then the Antibody Product Royalties due for Net Sales of such Antibody Product in such country will be reduced by .

(c)Third Party Payments. For any agreement with a Third Party pursuant to which Takeda is granted rights (whether by acquisition or license) under any Patent Rights (or Patent Rights together with Know-How) that are necessary or reasonably useful for the Exploitation of one or more Antibody Products, Takeda may offset of all payments made under such agreements in respect of such rights for an Antibody Product against Commercial Milestone Payments and Royalties payable by Takeda to Innate in respect of an Antibody Product under this Agreement.

(d)Cumulative Reductions Floor. In no event will (i) the royalty payable with respect to any Antibody Product in any country be reduced by more than relative to what would otherwise have been due under 4.3.1 (Royalties for Antibody Products) absent the reductions set forth in Section 4.3.2 (Royalty Reductions) or (ii) any Commercial Milestone Payments be reduced by more than relative to what would otherwise have been due under Section 4.2.2 (Commercial Milestones). Takeda may carry forward any such reductions permitted under Section 4.3.2 (Royalty Reductions) that are incurred or accrued in a Calendar Quarter but are not applied against royalties or Commercial Milestone Payments due to Innate for such Antibody Product in such country in such Calendar Quarter as a result of the foregoing floor and apply such amounts against royalties or Commercial Milestone Payments due to Innate for such Antibody Product in such country in any subsequent Calendar Quarter (subject to the minimum floor set forth in this Section 4.3.2(d) (Cumulative Reductions Floor)) until the amount of such reduction has been fully applied against royalties or Commercial Milestone Payments due to Innate for such Antibody Product in such country.

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1.1.3.Royalties for Covered Products. During the Covered Product Royalty Term for a Covered Product in a country in the Territory, Takeda will pay to Innate royalties on a Covered Product-by- Covered Product and country-by-country basis based on worldwide, aggregate annual Net Sales by Takeda and its Affiliates and Sublicensees of all Covered Products at the applicable rate(s) set forth in Table 4.3.3 (such payments, “Covered Product Royalties”, together with the Antibody Product Royalties, the “Royalties” and such rates, “Covered Product Royalty Rates”); provided that no Covered Product Royalties will be due with respect to sales of a Covered Product in a country in the Territory following the expiration of the Covered Product Royalty Term for such Covered Product in such country, and thereafter the Net Sales of such Covered Product in such country will no longer count for purposes of achievement of the Net Sales levels of such Covered Product for calculation of the Covered Product Royalties.

1.1.4.Royalty Reductions for Covered Products. On a Covered Product-by-Covered Product and country-by-country basis, if, during any Calendar Quarter prior to the expiration of the Covered Product Royalty Term for a given Covered Product, there is no Valid Claim of a Method of Use Patent Right that Covers such Covered Product in such country in such country, then the Covered Product Royalties owed in such country will be reduced by .

1.4.Other Amounts Payable; Offset. With respect to any amounts owed under this Agreement by one Party to the other for which no other invoicing and payment procedure is specified in this Agreement, no later than    days after the end of each Calendar Quarter each Party will provide an invoice, together with reasonable supporting documentation, to the other Party for such amounts owed in respect of such Calendar Quarter. The owing Party will pay any undisputed amounts within days after receipt of the invoice, and will pay any disputed amounts owed by such Party within days after resolution of the Dispute. Either Party will have the right to offset any amount that both Parties expressly agree in writing is undisputed or that is determined by a final award in accordance with Section 10.3 (Dispute Resolution) to be owed to the other Party against any payments owed by such other Party under this Agreement. Such offset right will be in addition to any other rights or remedies available under this Agreement and Applicable Law.

1.5.Payment Terms.

1.1.1.Manner of Payment. All payments to be made between the Parties under this Agreement will be made in Dollars and may be paid by wire transfer in immediately available funds in accordance with the instructions attached hereto as Schedule 4.5.1 (Wire Instructions).

1.1.2.Reports and Royalty Payments. Commencing upon the First Commercial Sale of a Licensed Product and continuing for as long as the Royalties are due under Section 4.3 (Royalties), Takeda will deliver to Innate within days after the end of each Calendar

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Quarter, a written report setting forth the actual Net Sales for such Calendar Quarter in each country in the Territory for the Licensed Products in substantially the form set forth on Schedule 4.5.2 (each, a “Royalty Report”). Upon receipt of such Royalty Report, Innate will issue an invoice to Takeda for the amount of the Royalties set forth in such Royalty Report, which invoice will specify the amount of the Royalties that should be made to Innate. Takeda will pay all Royalties for a Calendar Quarter set forth in any such invoice within days after receipt of such invoice.

1.1.3.Records and Audits. Takeda will keep books and records in accordance with the applicable Accounting Standards in relation to this Agreement, including in relation to all Net Sales and Royalties. Takeda will keep such books and records for three years following the Calendar Year to which they pertain. Innate may, upon reasonable written request, cause an internationally-recognized independent accounting firm (the “Auditor”) that is reasonably acceptable to Takeda solely to inspect the relevant records of Takeda and its Affiliates to verify the payments made by Takeda and the related reports, statements and books of accounts, as applicable. Before beginning its audit, the Auditor will execute an undertaking acceptable to Takeda by which the Auditor agrees to keep confidential all information reviewed during the audit. Takeda and its Affiliates will make their records available for inspection by the Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice (at least Business Days prior to a requested audit) from Innate. The Auditor will review the records solely to verify the accuracy of the Net Sales and Royalties, as applicable. Such inspection right will not be exercised more than once in any Calendar Year and not more frequently than once with respect to records covering any specific period of time. In addition, Innate will only be entitled to audit the books and records of Takeda from the three Calendar Years prior to the Calendar Year in which the audit request is made. Innate agrees to hold in strict confidence all information received and all information learned in the course of any audit or inspection, except to the extent necessary to enforce its rights under this Agreement or to the extent required to comply with any law, regulation or judicial order. The Auditor will provide its audit report and basis for any determination to Takeda at the time such report is provided to Innate. In the event that the final result of the inspection reveals an undisputed underpayment or overpayment by Takeda, the underpaid or overpaid amount will be settled promptly. Innate will pay for such inspections, as well as its expenses associated with enforcing its rights with respect to any payments hereunder; provided, however, that in the event of an underpayment of more than of the total royalty and commercial milestones payments due hereunder for the audited period, then the fees and expenses charged by the Auditor will be paid by Takeda.

1.1.4.Currency Exchange. All amounts due to either Party hereunder will be expressed in Dollars. Net Sales will be first determined in the currency in which they are earned (if not Dollars) and will then be converted into an amount in Dollars. The rate of exchange to be used in computing the amount of currency equivalent in Dollars owed to a Party under this Agreement will be the exchange rate used by such Party in its financial reporting in accordance with its Accounting Standards consistently applied.

1.1.5.Taxes.

(a)Withholding Taxes. The amounts payable as described in this Agreement (“Payments”) will not be reduced on account of any Taxes unless required by Applicable Law. Takeda will deduct and withhold from the Payments made to Innate any Taxes that it is required by Applicable Law to deduct or withhold,

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(“Withholding Taxes”), and any such amounts deducted or withheld by Takeda will be treated as having been paid to Innate for purposes of this Agreement. While the correct application of the Withholding Taxes shall be the responsibility of Takeda, any such Withholding Taxes will be an expense of and borne by Innate. If any such Withholding Tax is assessed against, or paid (but in each case not withheld) by Takeda, then Innate will pay the relevant amount of such Withholding Tax to Takeda. In the event that a Governmental Authority retroactively determines that a payment made by Takeda to Innate under this Agreement should have been subject to Withholding Taxes (or to additional Withholding Taxes), and Takeda remits such Withholding Taxes to the Governmental Authority, including any interest and penalties that may be imposed thereon, at the option of Takeda, then Innate will pay the relevant amount of any Withholding Tax (excluding any interest and penalties thereon which shall be borne by Takeda) to Takeda. Notwithstanding the foregoing, if Innate is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, or recovery of, applicable Withholding Tax, then it may deliver to Takeda or the appropriate Governmental Authority the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Takeda of its obligation to withhold tax. If Innate timely delivers to Takeda a validly executed form establishing a reduced rate or exemption from withholding, Takeda will apply the reduced rate of withholding, or not withhold, as the case may be, provided that Takeda is in receipt of evidence, in a form reasonably satisfactory to Takeda, for example Innate’s delivery of all applicable documentation at least two weeks prior to the time that the Payments are due. Takeda shall cooperate with, and reasonably assist, Innate to secure the exemption from Withholding Tax or the application of the most favorable rate of Withholding Tax, by notably providing Innate, sufficiently in advance of any Payment, with necessary instructions on all the forms, filings, and other actions to be taken by Innate to obtain such Withholding Tax exemption or reduced rate. For clarity, although Takeda agrees to provide reasonable assistance to Innate with forms and filings or other actions to obtain an applicable Withholding Tax exemption or reduced rate, the responsibility to complete and execute such forms and filings and take other actions that be required shall remain Innate’s responsibility. If, in accordance with the foregoing, Takeda withholds any amount, then it will pay to Innate the balance when due, make timely payment (or cause its agent to make timely payment) to the proper taxing authority of the withheld amount, and send Innate proof of such payment within    days following that payment. In addition, provisions contained in this Section 4.5.5(a) (Withholding Taxes) shall apply mutatis mutandis to any Payment due by Innate to Takeda under this Agreement.

(b)Tax Cooperation. Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of Withholding Taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such Withholding Tax or VAT.

(c)Tax Exemptions and Credits. The Parties will reasonably cooperate with each other in seeking any tax exemption or credits that may be available with respect to any Licensed Product, including the tax credit available under Section 45C of the Code by reason of a Party’s research and Development expenditures contributing to the Licensed Product being granted orphan drug status by the FDA, or equivalent Applicable Law of any other country.

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(d)VAT. All payments or amounts due under this Agreement, whether monetary or non-monetary are exclusive of VAT, sales tax, and their equivalents. Any Party receiving any supply under this Agreement, covenants that it will pay any such VAT or sales tax correctly charged in addition to any amounts due under this Agreement. Where the prevailing legislation requires a VAT or sales tax reverse charge, then the receiving Party covenants that it will correctly account for VAT or sales tax in respect of the services received. The supplying Party agrees that it will raise a tax invoice (or equivalent document) to support the charge to VAT or sales tax. For the purposes of VAT, the services, rights and licenses provided by Innate under this Agreement shall be considered to be taxed under by Art 44 of Council Directive 2006/112/EC or any equivalent provision in the country of performance if performed outside the European Union and as such will be considered to be taxed for VAT or sales taxes purposes in the country of the recipient. Any supply of goods under this Agreement shall be taxed (where applicable) in accordance with the prevailing VAT or sales tax legislation. All Parties agree that they will reasonably cooperate to ensure the use of any VAT or sales tax exemptions, suspensions or other reliefs. Subject to any other provision in this Agreement, any goods supplied will be shipped under Incoterms 2010 – CIP destination with the receiving Party acting as importer.

(e)Withholding Reimbursement. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that if either Party redomiciles, or assigns or sublicenses its rights or obligations under this Agreement (including an assignment of this Agreement as permitted under Section 10.1 (Assignment) of this Agreement), and such action leads to the imposition of withholding Tax liability or VAT on the other Party that would not have been imposed in the absence of such action or in an increase in such liability above the liability that would have been imposed in the absence of such action, then such Party will increase such payment by the amount necessary to ensure that the other Party receives an amount equal to the amount it would have received had no such action occurred.

1.1.5.Blocked Payments. In the event that, by reason of Applicable Law in any country, it becomes impossible or illegal for a Party to transfer, or have transferred on its behalf, payments owed the other Party hereunder, such Party will promptly notify the other Party of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country to the credit of the other Party in a recognized banking institution designated by the other Party or, if none is designated by the other Party within a period of 30 days, in a recognized banking institution selected by the transferring Party, as the case may be, and identified in a written notice given to the other Party.

1.1.6.Interest Due. Each paying Party will pay the other Party interest on any undisputed payments that are not paid on or before the date such payments are due under this Agreement accrue as simple interest at the per annum rate of over the then-current prime rate (PRIME:IND) quoted by Bloomberg or the maximum rate allowable by Applicable Law, whichever is lower.

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5.CONFIDENTIALITY AND PUBLICATION

1.1.Nondisclosure and Non-Use Obligations.

1.1.1.Confidential Information. All information disclosed by a Party as described in that certain Confidentiality Agreement between the Parties dated August 31, 2021 is deemed the Confidential Information of such Party as described in this Agreement (subject to Sections 1.41(i)-(iv) (Confidential Information)). The terms of this Agreement, the Unfiled Sequences, the To-be-filed Patent Rights, and the Licensed Non-Sequence Know-How will be the Confidential Information of both Parties, with each Party being deemed the Disclosing Party thereof. All data, results, and reports pertaining to any Licensed Product, and any Arising IP, will be deemed the Confidential Information of Takeda, with Takeda being deemed the Disclosing Party thereof and the exceptions in Sections 1.41(i)-(iv) (Confidential Information) not applying.

1.1.2.Nondisclosure and Non-Use. Except as otherwise expressly set forth herein, the Receiving Party will, during the Term and for a period of    thereafter, keep the Confidential Information of the Disclosing Party confidential using at least the same degree of care with which the Receiving Party holds its own Confidential Information of a similar nature (but in no event less than a reasonable degree of care) and will not (a) disclose such Confidential Information to any Person without the prior written approval of the Disclosing Party or (b) use such Confidential Information for any purpose other than for the purposes contemplated by this Agreement. The Receiving Party will use diligent efforts to cause the foregoing Persons to comply with the restrictions on use and disclosure set forth in this Section 5.1.2 (Nondisclosure and Non-Use) and will be responsible for ensuring that such Persons maintain the Disclosing Party’s Confidential Information in accordance with this Article 5 (Confidentiality and Publication). Each Party will promptly notify the other Party of any misuse or unauthorized disclosure of the other Party’s Confidential Information.

1.1.3.Permitted Disclosures. Notwithstanding the obligations of confidentiality and non-use set forth in Section 5.1.2 (Nondisclosure and Non-Use), Takeda may disclose Confidential Information of Innate within Takeda or its Affiliates’ solely as necessary or useful for Exploitation of Licensed Products under this Agreement. In addition, a Receiving Party may provide Confidential Information disclosed to it, and disclose the terms of this Agreement:

(a)in connection with (i) the Prosecution and Maintenance of Patent Rights as contemplated by this Agreement; or (ii) Regulatory Submissions and other filings with Governmental Authorities (including Regulatory Authorities), as necessary for the Exploitation of a Licensed Product;

(b)with respect to disclosure of the applicable terms of this Agreement and the status and results of Exploitation of one or more Licensed Products to actual or bona fide potential investors, acquirors, licensees, Sublicensees, lenders, and other financial or commercial partners, and their respective attorneys, accountants, banks, investors, and advisors, solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, sublicense, debt transaction, or collaboration; provided that, in each such case, (i) such Persons are bound by obligations of confidentiality, non-disclosure, and non-use provisions at least as restrictive or protective of the Disclosing Party as those set forth in this Agreement or otherwise customary for such type and scope of disclosure, (ii) that any such

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disclosure is limited to the maximum extent practicable for the particular context in which it is being disclosed, and (iii) that the term of such confidentiality obligation must be consistent with industry standards, but in all cases at least
;

(c)if required by law, rule, or governmental regulation, including as may be required in connection with any filings made with, or by the disclosure policies of a major stock exchange (as set forth in additional detail in Section 5.1.4 (Confidential Treatment)); provided that the Party seeking to disclose the Confidential Information of the other Party: will (i) use all reasonable efforts to inform the other Party prior to making any such disclosures and cooperate with the other Party in seeking a protective order or other appropriate remedy (including redaction); (ii) whenever possible, request confidential treatment of such information; and (iii) comply with the requirements of Section 5.1.4 (Confidential Treatment);

(d)to prosecute or defend litigation so long as there is    prior written notice given by the Receiving Party before any such disclosure, and to enforce Patent Rights in connection with the Receiving Party’s rights and obligations as described in this Agreement; and

(e)to allow the Receiving Party to exercise its rights and perform its obligations hereunder, provided that such disclosure is covered by terms of confidentiality and non-use at least as restrictive as those set forth herein.

1.1.1.Confidential Treatment.

(a)Notwithstanding any provision to the contrary set forth in this Agreement, if a Party is required to make a disclosure of the other Party’s Confidential Information as described in Section 5.1.3(c) (Permitted Disclosure), then it will, to the extent not prohibited by Applicable Law or judicial or administrative process, give reasonable advance notice to the other Party of such proposed disclosure and use reasonable efforts to secure confidential treatment of such information and will only disclose that portion of Confidential Information that is legally required to be disclosed as advised by its legal counsel. In any event, each Party agrees to take reasonable action to avoid any disclosure of Confidential Information of the other Party hereunder.

(b)In addition, the Parties acknowledge that either or both Parties may be obligated to file a copy of this Agreement (or portions of this Agreement or an abstract of the terms of this Agreement) with the United States Securities and Exchange Commission (“SEC”) or other Governmental Authorities. Each Party will be entitled to make such a required filing, provided that it initially files a redacted copy of this Agreement (or portions of this Agreement or an abstract of the terms of this Agreement) reviewed by each Party (“Redacted Agreement”) and requests confidential treatment of the terms redacted from this Agreement for a reasonable period of time, in each case, as described in the following procedure. In the event of any such filing, each Party will (i) permit the other Party to review and comment upon a Redacted Agreement at least    in advance of its submission to the SEC or such other Governmental Authorities, (ii) cooperate in good faith with and reasonably consider and incorporate the other Party’s reasonable comments thereon to seek confidential treatment of the terms and conditions of

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this Agreement that such other Party requests to be kept confidential or otherwise afforded confidential treatment, to the extent consistent with the then-current legal requirements governing redaction of information from material agreements (as determined based on the advice of such Party’s outside counsel) that must be publicly filed in the applicable country, (iii) only disclose Confidential Information that counsel reasonably advises is legally required to be disclosed, (iv) promptly advise the other Party of any other substantive communications between it or its representatives with such Governmental Authority with respect to such confidential treatment request, (v) upon the written request of the other Party, request an appropriate extension of the term of the confidential treatment period upon the expiration thereof, where available, and (vi) if such Governmental Authority requests any changes to the redactions set forth in the Redacted Agreement, use reasonable efforts to support the redactions in the Redacted Agreement as originally filed (to the extent consistent with the then-current legal requirements governing redaction of information from material agreements that must be publicly filed) and, to the extent reasonably practicable, not agree to any changes to the redactions proposed in the Redacted Agreement without first discussing such changes with the other Party and taking the other Party’s comments into consideration when deciding whether to agree to such changes. Each Party will be responsible for its own legal and other external costs in connection with any such filing, registration, or notification.

1.2.Publication and Publicity.

1.1.1.Publication. During the Term, in addition to disclosures permitted in accordance with Section 5.1.3 (Permitted Disclosures), (a) Takeda has the sole right to issue any publication or public presentation relating to the Licensed Products (including Clinical Trials therefor), provided that such publication or public presentation does not include the Confidential Information of Innate, and (b) Innate has the right to issue any publication or public presentation relating to the Licensed Antibodies for use in NKCEs, provided that such publication or public presentation does not include the Confidential Information of Takeda.

1.1.2.Publicity. Except as set forth in Section 5.1 (Nondisclosure and Non-Use Obligations) or Section 5.2 (Publication and Publicity), the terms of this Agreement may not be disclosed by either Party. Neither Party will use the name, Trademark, trade name, or logo of the other Party or its employees in any publicity, news release or disclosure relating to this Agreement, its subject matter, or the activities of the Parties hereunder, in each case, without the prior express written permission of the other Party, except (a) as may be required by Applicable Law (as determined based on the advice of outside counsel), including by the rules or regulations of the SEC or similar regulatory agency in any country other than the United States or of any stock exchange or listing entity, provided that the Party making such disclosure or use of the name, Trademark, trade name, or logo of the other Party or its employees gives the other Party reasonable prior written notice of such disclosure and otherwise complies with Section 5.1.3 (Permitted Disclosures), or (b) as expressly permitted by the terms hereof. Takeda and its Affiliates and Sublicensees may make public announcements or other disclosures necessary or useful to Exploit Licensed Products as permitted under this Agreement, including to advertise, promote, and otherwise Commercialize the Licensed Products.

1.1.3.Press Release. The Parties have agreed on the contents of an initial press release, in substantially the form attached hereto as Schedule 5.2.3 (Press Release) or as otherwise

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agreed by the Parties, and which may be issued by Innate promptly after the Effective Date. Following such initial press release, except as provided in Section 5.1.4 (Confidential Treatment), Section 5.2.2 (Publicity) or this Section 5.2.3 (Press Release), neither Party will issue any press release or public announcement or disclosure relating to this Agreement without the prior written approval of the other Party, not to be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, either Party may
(a)once a press release or other public statement is issued in accordance with this Agreement, make subsequent public disclosure of the information contained in such press release or other written statement (so long as such information remains true and correct), and (b) issue a press release or public announcement as required by Applicable Law (including a press release corresponding to any securities disclosure, such as described in a Form 8-K, or any earnings or financial press release), including by the rules or regulations of the SEC or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity, provided that the Party issuing such press release gives reasonable prior notice to the other Party of and the opportunity to comment on the press release or public announcement, and otherwise complies with this Article 5 (Confidentiality and Publication).

1.1.Residual Knowledge. Notwithstanding any provision to the contrary set forth in this Agreement, Confidential Information will not include any knowledge, technique, experience, or Know-How that is retained in the unaided memory of any authorized representative of the Receiving Party after having access to such Confidential Information (“Residual Knowledge”). A Person’s memory will be considered to be unaided if the Person has not intentionally memorized the Confidential Information for the purpose of retaining and subsequently using or disclosing it. In no event, however, will the Disclosing Party be deemed under this Section 5.3 (Residual Knowledge) to have granted the Receiving Party (i) a right to disclose the Disclosing Party’s Confidential Information, or (ii) any licenses or other rights under any Patent Right and Know-How Controlled by the Disclosing Party. Any use made by the receiving Party of any such Residual Knowledge is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at its sole risk.

6.REPRESENTATIONS, WARRANTIES AND COVENANTS

1.1.Mutual Representations and Warranties as of the Effective Date. Each Party represents and warrants to the other Party, as of the Effective Date, that:

1.1.1.such Party is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation;

1.1.2.such Party has all requisite corporate power and corporate authority to enter into this Agreement and to carry out its obligations under this Agreement;

1.1.3.all requisite corporate action on the part of such Party, its directors and stockholders required by Applicable Law for the authorization, execution, and delivery by such Party of this Agreement, and the performance of all obligations of such Party under this Agreement, has been taken;

1.1.4.the execution, delivery, and performance of this Agreement, and compliance with the provisions of this Agreement, by such Party do not and will not: (a) violate any provision of Applicable Law or any ruling, writ, injunction, order, permit, judgment, or decree of any Governmental Authority, (b) constitute a breach of, or default under (or an event that, with

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notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which such Party or any of its assets are bound, or
(c) violate or conflict with any of the provisions of such Party’s organizational documents (including any articles or memoranda of organization or association, charter, bylaws, or similar documents); and

1.1.5.no consent, approval, authorization, or other order of, or filing with, or notice to, any Governmental Authority or other Third Party is required to be obtained or made by such Party in connection with the authorization, execution, and delivery by such Party of this Agreement.

1.2.Representations and Warranties by Innate. Innate represents and warrants to Takeda, as of the Effective Date (for clarity, with respect to the Licensed Technology, the Licensed Technology in existence as of the Effective Date) that:

1.1.1.Authority. Innate has and will have the full right, power, and authority to grant all of the licenses and rights granted to Takeda under this Agreement;

1.1.2.Licensed Patent Rights. (a) Schedule 1.90 (Licensed Patent Rights) sets forth a complete and accurate list of all Licensed Patent Rights issued or pending as of the Effective Date;
(b) neither Innate nor any of its Affiliates owns, Controls or otherwise holds any rights to any Patent Right that is necessary to Develop, Commercialize, or otherwise Exploit the Licensed Antibodies as ADCs in accordance with the license granted under Section 2.1.1 (Exclusive Grant) that is not set forth on Schedule 1.90 (Licensed Patent Rights); and (c) Innate Controls all Patent Rights set forth on Schedule 1.90 (Licensed Patent Rights).

1.1.3.Blocking Patent Rights. There are no Blocking Patent Rights as of the Effective Date.

1.1.4.Licensed Technology. Innate (together with its Affiliates) (a) is the sole and exclusive owner of all Licensed Patent Rights and Licensed Sequence Know-How, and to Innate’s Knowledge all Licensed Non-Sequence Know-How, in each case, free and clear of all mortgages, pledges, liens, encumbrances, or claims of any kind, including claims by any Governmental Authority or academic or non-profit institution; and (b) has the authority to grant to Takeda and its Affiliates the licenses set forth in this Agreement under the Licensed Technology.

1.1.5.Control. Innate or its Affiliates Controls (a) all Patent Rights and Know-How owned, invented, or licensed by Innate as of the Effective Date that are necessary for Takeda’s Exploitation of the Licensed Antibodies as contemplated by the license granted in this Agreement in Section 2.1.1 (Exclusive Grant) and (b) the Patent Rights set forth on Schedule 1.90(b) (Licensed Patent Rights) and the Know-How set forth on Schedule 1.89 (Licensed Non-Sequence Know-How) and Schedule 1.92 (Licensed Sequence Know- How).

1.1.6.Ownership of Licensed Technology. With respect to any Licensed Sequence Know-How and Licensed Patent Rights owned by Innate, (a) Innate and its Affiliates have obtained from all employees and independent contractors who participated in the invention or authorship thereof, assignments of all ownership rights of such employees and independent contractors in such Licensed Technology, either as described in written agreement or by operation of Applicable Law; (b) all of its employees, officers, contractors, and consultants

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have executed agreements or have existing obligations under Applicable Law requiring assignment to Innate or its Affiliates, as applicable, of all rights, title, and interests in and to inventions made during the course of and as the result of this Agreement; and (c) no officer or employee of Innate or its Affiliates is subject to any agreement with any other Third Party that requires such officer or employee to assign any interest in any Licensed Sequence Know-How and Licensed Patent Rights to any Third Party.

1.1.7.Validity and Enforceability. With respect to Licensed Patent Rights, there are no oppositions, nullity actions, interferences, inter partes reexaminations, inter partes reviews, post-grant reviews, derivation proceedings, or other proceedings pending or, to Innate’s Knowledge, threatened in writing (but excluding office actions or similar communications issued by the United States Patent and Trademark Office or any analogous foreign Governmental Authority (collectively, “Patent Offices”) in the ordinary course of Prosecution and Maintenance of any patent application) that challenge the ownership, scope, duration, validity, enforceability, priority, or right to use the Licensed Patent Rights owned by Innate or its Affiliates. To Innate’s Knowledge, there is no fact or circumstance that would cause Innate to reasonably conclude that any of the granted Licensed Patent Rights are invalid or unenforceable.

1.1.8.Inventorship. To Innate’s Knowledge, the inventorship of each Licensed Patent Right is properly identified on each patent and patent application, and Innate has no knowledge of any disputes with respect to inventorship of any Licensed Patent Right.

1.1.9.Good Standing. To Innate’s Knowledge, (a) all official fees, maintenance fees and annuities for any pending or issued Licensed Patent Rights have been paid when due, and
(b) all administrative procedures with Governmental Authorities have been completed for such Licensed Patent Rights such that such Patent Rights are subsisting and in good standing.

1.1.10.Duty of Disclosure. To Innate’s Knowledge, all Licensed Patent Rights have been duly and properly filed and maintained and the inventors thereof and parties prosecuting such applications have complied in all material respects with their duty of candor and disclosure to the U.S. Patent and Trademark Office and other foreign patent offices in connection with such applications.

1.1.11.Disclosure to Takeda. To Innate’s Knowledge, Innate has disclosed to Takeda in writing all relevant information that is not available in publicly available patent office prosecution history and is (a) known to any individual associated with the filing or prosecution (as defined in 37 C.F.R. § 1.56(c)) of the Licensed Patent Rights and (b) material to patentability of the Licensed Patent Rights (as defined in 37 C.F.R. § 1.56(b)), or that would be considered material to patentability as defined in 37 C.F.R. § 1.56(b) but for an exception under 35 U.S.C. § 102(b).

1.1.12.Government Funding. Innate has no obligations to a Third Party arising from the Licensed Patent Rights or Licensed Sequence Know-How that were invented, Developed, or otherwise created using government funding, facilities of a university, college, or other educational institution or research center and Innate has received no communication from a Governmental Authority, university, college, or other educational institution alleging the same.

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1.1.13.No Judgments. There are no judgments or settlements against Innate or its Affiliates or to which they are party that materially affect Innate’s or Takeda’s or its Affiliates’ exploitation of the Licensed Technology as contemplated by this Agreement. Innate is not party to any settlement discussions that could result in a settlement that could materially affect Innate’s or Takeda’s or its Affiliates’ exploitation of the Licensed Technology as contemplated by this Agreement.

1.1.14.No Claims. There are (a) no claims, judgments or settlements against or owed by Innate or its Affiliates and (b) no pending or, to Innate’s Knowledge, threatened claims or litigation against Innate or its Affiliates, in each case ((a) and (b)), related to the Licensed Technology or the Licensed Antibodies.

1.1.15.Notice of Infringement or Misappropriation. Neither Innate nor its Affiliates have received any written notice or, to Innate’s Knowledge, threat in writing from any Third Party asserting or alleging that any Development or Manufacture of the Licensed Antibodies by Innate or its Affiliates prior to the Effective Date infringed, misappropriated, or otherwise violated any intellectual property rights of such Third Party. The conception, development, and reduction to practice of any of the Licensed Patent Rights or Licensed Sequence Know-How, or to Innate’s Knowledge, the Licensed Non-Sequence Know-How, have not constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party.

1.1.16.Third Party Agreements/No Conflicts. Innate has not entered into any agreement with any Third Party that is in conflict with the rights granted to Takeda under this Agreement, and has not taken any action that would prevent it from granting the rights granted to Takeda under this Agreement, or that would otherwise conflict with or adversely affect Takeda’s rights under this Agreement.

1.1.17.Third Party Technology. To Innate’s Knowledge (a) the Development, Manufacture, performance of Medical Affairs, and Commercialization of the Licensed Antibodies in accordance with the licenses granted under Section 2.1 (License Grant to Takeda) as of the Effective Date does not infringe, misappropriate, or otherwise violate any intellectual property of any Third Party, and (b) Innate has disclosed to Takeda any pending Third Party patent applications that, if issued with the published or currently pending claims, would be infringed by any such activities.

1.1.18.Third Party Infringement. To Innate’s Knowledge, no Third Party is infringing, misappropriating, or otherwise violating, or threatening to infringe, misappropriate, or otherwise violate the Licensed Technology.

1.1.19.Confidentiality of Trade Secrets. Innate and its Affiliates have taken commercially reasonable measures consistent with industry practices to protect the secrecy, confidentiality, and value of all Licensed Know-How that constitutes trade secrets under Applicable Law (including requiring all employees, consultants, and independent contractors to execute binding and enforceable agreements requiring all such employees, consultants, and independent contractors to maintain the confidentiality of such Licensed Know-How), and such Licensed Know-How has not been used, disclosed to, or discovered by any Third Party except as described in confidentiality agreements and, to Innate’s Knowledge, there has not been a breach by any party to such confidentiality agreements.

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1.1.20.Third Party Agreements. There are no Third Party agreements pursuant to which Innate Controls any of the Licensed Technology, and no Third Party has any rights, title, or interests in or to, or any license under, any of the Licensed Technology that would conflict with the licenses granted to Takeda hereunder.

1.1.21.No Default. No written notice of default or termination has been received or given under any agreement pursuant to which Innate Controls any Licensed Technology, and to Innate’s Knowledge there is no act or omission by Innate or its Affiliates that would provide a right to terminate any such agreement.

1.1.22.Compliance with Laws. Innate and its Affiliates have conducted, and to Innate’s Knowledge their respective contractors and consultants have conducted prior to the Effective Date, the Exploitation of the Licensed Antibodies in compliance with all Applicable Laws, including as applicable GLP, GCP, and cGMP and any applicable anti-corruption or anti-bribery laws or regulations of any Governmental Authority with jurisdiction over such Exploitation. Innate and its Affiliates did not use in any capacity in connection with the Exploitation of the Licensed Antibodies any Person that had been debarred as described in Section 306 of the FD&C Act, as amended, or that was the subject of a conviction described in such section.

1.1.23.Disclosure. As of the Effective Date of this Agreement, Innate has provided Takeda with the requested due diligence request dated    and such written material information or data is true, correct and complete in all material respects. Innate has not intentionally concealed from Takeda any such material information or data and has not withheld any material information related to the Licensed Technology or the Licensed Antibodies, in each case, that was requested by Takeda in writing.

1.3.Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY WITH RESPECT TO ANY PATENTS, KNOW-HOW, MATERIALS, COMPOUND, PRODUCT, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE EXPLOITATION OF ANY COMPOUND OR PRODUCT AS DESCRIBED IN THIS AGREEMENT WILL BE SUCCESSFUL.

1.4.Certain Covenants.

1.1.1.Compliance. Each Party, its Affiliates, and Sublicensees will conduct the Exploitation of Licensed Antibodies and Licensed Products in a good scientific manner and materially in accordance with all Applicable Laws, including, as applicable, GLP, GCP, and cGMP or regulations of any Governmental Authority with jurisdiction over the activities performed by or on behalf of Takeda or its Affiliates or Sublicensees in furtherance of such obligations. In addition, if a Party is or becomes subject to a legal obligation to a Governmental Authority (such as a corporate integrity agreement or settlement agreement with a Governmental Authority), then the other Party will perform such activities as may be reasonably requested by the obligated Party to enable such Party to comply with its legal

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obligation to such Governmental Authority with respect to Licensed Antibodies and Licensed Products.

1.1.2.No Debarment. Each Party will not use and will not permit its Affiliates or Sublicensees to use, in any capacity in connection with the performance of its obligations under this Agreement, any Person that has been debarred pursuant to Section 306 of the FD&C Act, as amended, or that is the subject of a conviction described in such section. Each Party agrees to inform the other Party in writing immediately if it or any Person that is performing activities under this Agreement is debarred or is subject to debarment or is the subject of a conviction described in Section 306 of the FD&C Act, or if any action, suit, claim, investigation, or legal or administrative proceeding (a) has been filed and is pending or
(b) is threatened in writing relating to the debarment or conviction of such Party or, to its knowledge, any Person or entity used in any capacity by such Party or any of its Affiliates with respect to this Agreement or the performance of its other obligations under this Agreement. Each Party will use reasonable efforts to include in any agreement with any Person or entity used in any capacity by such Party or any of its Affiliates with respect to this Agreement or the performance of its other obligations under this Agreement an obligation to provide notice to such Party of the matters described in this Section 6.4.2 (No Debarment).

1.1.3.No Conflicts. Innate will not enter into any agreement with any Third Party that is in conflict with the rights granted to Takeda under this Agreement and will not take any action that would prevent it from granting the rights granted to Takeda under this Agreement or that would otherwise materially conflict with or adversely affect the rights granted to Takeda under this Agreement, including the granting of any security interest or other encumbrance on the Licensed Patent Rights or Licensed Sequence Know-How.

1.1.4.Assignment. Upon Takeda’s request, Innate or its Affiliates will obtain, unless impracticable, from each employee and independent contractor who participated in the invention or authorship of any Licensed Technology, assignments of all ownership rights of such employees and independent contractors in such Licensed Technology as described in written agreement.

1.1.5.Licensed Technology. Innate Controls all Licensed Technology as of the Effective Date, and will continue to Control all such Licensed Technology during the Term, in each case, pursuant to and subject to the terms of this Agreement.

1.3.

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7.INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE

1.1.Indemnification by Innate. Innate will indemnify, hold harmless, and defend Takeda, its Affiliates, and their respective directors, officers, employees, and agents (“Takeda Indemnitees”) from and against any and all losses, liabilities, damages, costs, taxes (including penalties and interest) fees, and expenses (including reasonable attorneys’ fees and litigation expenses) (collectively, “Losses”) resulting from any claims, suits, proceedings or causes of action brought by a Third Party (collectively, “Claims”) against such Takeda Indemnitees to the extent arising out of or resulting from:

1.1.1.any breach of any representation or warranty made by Innate in this Agreement, or if such representation or warranty is not true, or any breach or violation of any covenant or agreement under this Agreement by or on behalf of Innate,

1.1.2.the gross negligence or willful misconduct by or of Innate or any of its Affiliates, or any of their respective directors, officers, employees, or agents in the performance of Innate’s obligations under this Agreement, and

1.1.3.the Exploitation of any Licensed Antibody (including any product that includes any Licensed Antibody) by or on behalf of Innate or any of its Affiliates, licensees, or sublicensees.

Notwithstanding the foregoing, Innate will have no obligation to indemnify the Takeda Indemnitees to the extent that the Losses arise out of or result from matters described under Section 7.2 (Indemnification by Takeda).

1.2.Indemnification by Takeda. Takeda will indemnify, hold harmless, and defend Innate, its Affiliates and licensees and their respective directors, officers, employees, and agents (collectively, “Innate Indemnitees”) from and against any and all Losses resulting from any Claims against such Innate Indemnitees to the extent arising out of or resulting from:

1.1.1.any breach of any representation or warranty made by Takeda in this Agreement, or if such representation or warranty is not true, or any breach or violation of any covenant or agreement under this Agreement by Takeda,

1.1.2.the gross negligence or willful misconduct by or of Takeda or any of its Affiliates or Sublicensees, or any of their respective directors, officers, employees, or agents in the performance of Takeda’s obligations or exercise of its rights under this Agreement, and

1.1.3.the Exploitation of any Licensed Product by or on behalf of Takeda or any of its Affiliates or Sublicensees.

Notwithstanding the foregoing, Takeda will have no obligation to indemnify the Innate Indemnitees to the extent that the Losses arise out of or result from matters described under Section 7.1 (Indemnification by Innate).

1.5.Indemnification Procedure.

1.1.1.Notice. The Party entitled to indemnification under this Article 7 (Indemnification; Limitation of Liability; Insurance) (an “Indemnified Party”) will notify the Party responsible for such indemnification (the “Indemnifying Party”) in writing promptly

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upon being notified of or having knowledge of any Claim or Claims asserted or threatened against the Indemnified Party that could give rise to a right of indemnification under this Agreement; provided that the failure to give such notice will not relieve the Indemnifying Party of its indemnity obligation hereunder except to the extent that such failure materially prejudices the Indemnifying Party.

1.1.2.Indemnifying Party’s Right to Defend. The Indemnifying Party will defend, at its sole cost and expense, any such Claim by all appropriate proceedings; provided that the Indemnifying Party may not enter into any compromise or settlement unless (a) such compromise or settlement imposes only a monetary obligation on the Indemnifying Party and which includes as an unconditional term thereof the giving by each claimant or plaintiff of the Indemnified Party a release from all liability in respect of such claim; or (b) the Indemnified Party consents to such compromise or settlement, which consent will not be unreasonably withheld unless such compromise or settlement involves or requires (i) any admission of legal wrongdoing by the Indemnified Party, (ii) any payment by the Indemnified Party that is not indemnified under this Agreement, (iii) the imposition of any equitable relief against the Indemnified Party or (iv) the admission of invalidity of any Patent Right Controlled by the Indemnified Party (in which case, (i) through (iv), the Indemnified Party may withhold its consent to such settlement in its sole discretion).

1.1.3.Indemnified Party’s Right to Defend. If the Indemnifying Party does not assume control of the defense of a Claim, then the Indemnified Party will have the right, at the expense of the Indemnifying Party, upon at least 10 Business Days’ prior written notice to the Indemnifying Party of its intent to do so, to undertake the defense of such Claim for the account of the Indemnifying Party (with counsel reasonably selected by the Indemnified Party); provided that the Indemnified Party will keep the Indemnifying Party apprised of all material developments with respect to such Claim. The Indemnified Party may not enter into any compromise or settlement without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld.

1.1.4.Cooperation. The Indemnified Party will cooperate with the Indemnifying Party and may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party as described in this Section 7.3 (Indemnification Procedure) and will bear its own costs and expenses with respect to such participation; provided that the Indemnifying Party will bear such costs and expenses if counsel for the Indemnifying Party reasonably determines that such counsel may not properly represent both the Indemnifying Party and the Indemnified Party.

1.3.Limitation of Liability. NEITHER PARTY WILL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT, OR THE EXERCISE OF ITS RIGHTS OR THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, OR ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, INCLUDING LOST PROFITS (OTHER THAN, TO THE EXTENT THAT THE PARTIES ARE SHARING PROFITS, IN THE FORM OF DIRECT DAMAGES), REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT FOR DAMAGES THAT ARISE AS A RESULT OF (A) A PARTY’S FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT, OR (B) A BREACH OF SECTION 2.1.1 (LICENSE GRANT TO TAKEDA, EXCLUSIVE GRANT), ARTICLE 5 (CONFIDENTIALITY AND PUBLICATION), OR SECTION 6.2.3 (LICENSED TECHNOLOGY). NOTHING IN THIS SECTION 7.4 (LIMITATION OF LIABILITY) IS INTENDED TO LIMIT OR RESTRICT THE

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INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS AGREEMENT.

8.INTELLECTUAL PROPERTY

1.1.Joint Patent Committee.

1.1.1.Purpose; Formation. Within 30 days after the Effective Date, the Parties will establish a joint patent committee (the “JPC”) that will monitor and provide strategic oversight of the Prosecution and Maintenance, enforcement, and defense of the Licensed Patent Rights and Joint Arising Patent Rights, subject to Section 8.3.1(b), and facilitate communication between the Parties. The JPC will meet on a frequency agreed by the Parties. The JPC will disband upon the termination or expiration of the Agreement in its entirety. The JPC will be comprised of an equal number of representatives of each Party, with each Party having at least one (1) representative on the JPC at all times. JPC members will have the appropriate knowledge and expertise in the Prosecution and Maintenance of Antibody Patent Rights. Each Party may replace its representative(s) on the JPC from time to time in its discretion with prior written notice to the other Party.

1.1.2.Responsibilities of JPC. In addition to its overall responsibility for monitoring and providing strategic oversight of the Prosecution and Maintenance, enforcement, and defense of the Licensed Patent Rights and Joint Arising Patent Rights, the JPC will have the following responsibilities:

(a)review, discuss, and determine whether to approve Innate’s request to file a To- be-filed Patent Right in accordance with Section 8.2.3(a) (Patent Rights in Unfiled Sequences; Innate’s Rights);

(b)review Innate’s proposed disclosure related to the Unfiled Sequence(s) included in a Joint Arising Patent Right to ensure sufficient to support claims and description for use in the filing of a divisional application and, subsequently, to coordinate the timing of a divisional patent application from any Joint Arising Patent Right in accordance with Section 8.2.3(b) (Patent Rights in Unfiled Sequences; Takeda’s Rights);

(c)discuss the jurisdictions in which Takeda wishes Innate to Prosecute and Maintain the Licensed Patent Rights in accordance with Section 8.3.2 (Innate’s Right);

(d)review and discuss in good faith strategies for abating any infringement by a Third Party of any Licensed Patent Rights, Arising Patent Rights, or Joint Arising Patent Rights (including any Competitive Infringement) in accordance with Section 8.4.1 (Notices; JPC Coordination);

(e)attempt to resolve any disputes on matters within the JPC’s authority on an informal basis and in good faith prior to the institution of escalation or other formal dispute resolution mechanisms hereunder; and

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(f)perform such other functions expressly allocated to the JPC in this Agreement or by the written agreement of the Parties.

1.1.3.Decisions of the JPC. The JPC has the authority (a) for matters specifically delegated to it or expressly specified in this Agreement and (b) with respect to any other matter agreed to by the Parties in writing. All decisions of the JPC will be made by unanimous vote, with each Party’s representatives having one vote (i.e., one vote per Party). For clarity, the JPC will not have any power to amend, modify, or waive compliance with this Agreement. The JPC has no other authority under this Agreement than what is expressly granted under this Agreement. The JPC will work in good faith to promptly resolve any such matter for which it has authority. If the JPC is unable to reach consensus with respect to any such matter for which it is responsible within 30 days after a Party affirmatively states to the other Party that a decision needs to be made, then such matter will be subject to Section 8.1.4 (Resolution of JPC Disputes).

1.1.4.Resolution of JPC Disputes. In the event the JPC cannot reach a consensus under Section 8.1.3 (Decisions of the JPC) for a matter under its authority, then neither Party will have final say on such matter and the status quo will prevail or no new decision will be

1.2.Ownership.

1.1.1.Background IP. Each Party will retain ownership of the intellectual property such Party Controls as of the Effective Date, including if incorporated into any Arising IP.

1.1.2.Arising IP. Takeda will solely own all rights, title, and interests in and to all inventions and other Know-How created, conceived, discovered, developed, generated, invented, made, or reduced to practice during the Term solely by or on behalf of Takeda arising from Development, Manufacture or Commercialization of the Licensed Antibodies and Licensed Products under this Agreement (“Arising Know-How”) and all Patent Rights that Cover any Arising Know-How, but expressly excluding the Joint Arising Patent Rights (the “Arising Patent Rights” and collectively with the Arising Know-How, the “Arising IP”). For the avoidance of doubt, inventions or technology improvements made solely by or on behalf of Takeda are considered Arising IP, even if potentially not patentable or, if Takeda determines, in its sole discretion, to hold such improvements and inventions as trade secrets for strategic reasons.

1.1.3.Patent Rights in Unfiled Sequences.

(a)Innate’s Rights. Innate may request, via the JPC, to file a patent application disclosing and Covering one or more Unfiled Sequences (a “To-be-filed Patent Right”), which request the JPC will review, discuss, and determine whether to approve;

(b)Takeda’s Rights. Takeda may, in its sole discretion, include Unfiled Sequences, in whole or in part, in patent application(s) that Cover Arising Know-How and

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such patent applications will be jointly owned by the Parties (a “Joint Arising Patent Right”). The Parties will coordinate, via the JPC, the timing of a divisional patent application from any Joint Arising Patent Right that solely Covers the applicable Unfiled Sequence(s), which divisional patent application will be a To- be-filed Patent Right solely owned by Innate and will not be a Joint Arising Patent Right. The Parties shall coordinate via the JPC to ensure that the patent application in respect of a Joint Arising Patent Right includes appropriate description suitable for the filing of a divisional patent application that solely Covers (i) the applicable Unfiled Sequence(s), and (ii) variants, homologues, and fragments of the applicable Unfiled Sequence(s).

1.1.5.Joint Research Agreement. This Agreement is a joint research agreement within the meaning of 35 U.S.C. § 100(H). Notwithstanding any provision to the contrary in this Article 8 (Intellectual Property), no Party will have the right to make an election under 35
U.S.C. § 102(b)(2)(C) or 35 U.S.C. § 102(c) when exercising its rights under this Article 8 (Intellectual Property) without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned, or delayed. With respect to any such permitted election, the Parties shall use reasonable efforts to cooperate and coordinate their activities with respect to any submissions, filings, or other activities in support thereof.

1.3.Prosecution and Maintenance of Patent Rights.

1.1.1.Takeda’s Right.

(a)Takeda will have the sole right (but not the obligation) to Prosecute and Maintain any Arising Patent Right at Takeda’s sole cost and expense.

(b)Takeda will have the first right (but not the obligation) to Prosecute and Maintain all Joint Arising Patent Rights in the Territory at Takeda’s sole cost and expense. If Innate has not filed a To-be-filed Patent Right that solely Covers the applicable Unfiled Sequence included in such Joint Arising Patent Right in the applicable country, then Takeda will timely provide Innate with substantive communications from any patent authority in the Territory regarding such Joint Arising Patent Right, as well as a reasonable opportunity to review and comment on drafts of any material filings or responses to be made to such patent authorities in advance of submitting such filings or responses, provided that Innate’s review and comment right shall be limited in scope to any Unfiled Sequences described in such Joint Arising Patent Right. Takeda will consider Innate’s comments regarding any such Unfiled Sequences in good faith. In addition, Takeda will provide Innate with copies of all final material filings and responses made to any Patent Office with respect to the Joint Arising Patent Rights in a timely manner following submission thereof. For the avoidance of doubt, Innate will have no right to review or comment on the Prosecution of Joint Arising Patent Rights, nor shall Takeda provide Innate with copies of any final material filings and responses made to any Patent Office with respect to a Joint Arising Patent Right, after Innate files a To-be-filed Patent Right that solely Covers the applicable Unfiled Sequence included in such Joint Arising Patent Right in the applicable country.

(c)Innate’s Step-In Right. If Takeda (i) determines in its sole discretion to abandon, not to Maintain, or not to pursue the Prosecution of any Joint Arising Patent Right, and (ii) Innate has not filed a To-be-filed Patent Right that solely Covers the

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applicable Unfiled Sequence(s) included in such Joint Arising Patent Right in the applicable country, then Takeda will provide Innate with written notice promptly after such determination to allow Innate a reasonable period of time to determine, for such country, its interest in filing a To-be-filed Patent Right. If Innate provides written notice to Takeda expressing its interest in filing a To-be-filed Patent Right, then, Innate may at its cost and expense, assume the Prosecution and Maintenance of such Joint Arising Patent Right for the sole purpose of filing a To-be-filed Patent Right originating from the Joint Arising Patent Right at Innate’s sole cost and expense. For the avoidance of doubt, Innate will have no right to pursue the Prosecution of any Joint Arising Patent Right and immediately upon filing of such To-be-filed Patent Right, Innate will immediately take steps to abandon such Joint Arising Patent Right through express abandonment or inaction.

1.1.2.Innate’s Right.

(a)Innate will have the sole right (but not the obligation) to Prosecute and Maintain any Blocking Patent Right at Innate’s sole cost and expense.

(b)Notwithstanding any provision to the contrary set forth in this Agreement, Innate will have the sole right (but not the obligation) to Prosecute and Maintain all NKCE Patent Rights.

(c)Beginning on the Effective Date, Innate will have the first right (but not the obligation) to Prosecute and Maintain all Licensed Patent Rights in the Territory that are not NKCE Patent Rights, using outside patent counsel of its choice at its sole expense that is reasonably acceptable to Takeda. The Parties will discuss via the JPC, and Innate will consider in good faith, any requests from Takeda regarding the jurisdictions in which Takeda wishes Innate to Prosecute and Maintain such Licensed Patent Rights. Innate will timely provide Takeda with substantive communications from any patent authority in the Territory regarding such Licensed Patent Rights, as well as a reasonable opportunity to review and comment on drafts of any material filings or responses to be made to such patent authorities in advance of submitting such filings or responses. Innate will consider Takeda’s comments regarding such communications and drafts in good faith. In addition, Innate will provide Takeda with copies of all final material filings and responses made to any Patent Office with respect to such Licensed Patent Rights in a timely manner following submission thereof.

(d)Takeda’s Step-In Right. If Innate determines in its sole discretion to abandon, not to Maintain, or not to pursue the Prosecution of any Licensed Patent Right that are not NKCE Patent Rights, then Innate will provide Takeda with written notice promptly after such determination to allow Takeda a reasonable period of time to determine, on a country-by-country basis, in its sole discretion, its interest in Prosecuting or Maintaining such Licensed Patent Right in such country (which notice by Innate will be given no later than    prior to the final deadline for any pending action or response that may be due with respect to such Patent Right with the applicable Patent Office). If Takeda provides written notice to Innate expressing its interest in Maintaining such Patent Right, then, with respect to such Patent Right in such country, (i) Takeda may, in its sole discretion and at Takeda’s sole cost and expense, Prosecute and Maintain or abandon such Patent Right, and
(ii) Innate will promptly: (A) provide to Takeda or counsel designated by Takeda

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the file histories for, and correspondence with foreign patent counsel related to, such Patent Right, (B) provide to Takeda a report detailing the status of such Patent Right as of the applicable date of such notice by Innate, and (C) provide all assistance reasonably requested by Takeda in Takeda’s Prosecution and Maintenance of the applicable Patent Rights (including by executing all requested documents and providing any additional information requested with respect to the applicable Patent Rights). Notwithstanding the foregoing, Takeda may only step- in and Prosecute and Maintain a Method of Use Patent Right under this Section 8.3.2(d) (Takeda’s Step-In Right) if Takeda is Exploiting an Antibody Product.

1.4.Third Party Infringement and Defense.

1.1.1.Notices; JPC Coordination. Each Party will promptly report in writing to the other Party any Competitive Infringement by a Third Party, or infringement of Arising Patent Rights or Joint Arising Patent Rights of which such Party (or any of its Affiliates or Sublicensees) becomes aware and will provide the other Party with all available evidence of such infringement in such Party’s control. The Parties will promptly, via the JPC, review and discuss in good faith strategies for abating such infringement prior to initiating any actions pursuant to this Section 8.4 (Third Party Infringement and Defense).

1.1.2.Infringement Actions.

(a)Takeda’s Right for Arising IP. Takeda will have the sole right, but not the obligation, to bring an appropriate suit or other action to abate any existing, alleged, or threatened infringement involving the Joint Arising Patent Rights or Arising Patent Rights.

(b)Innate’s Right for Licensed Patent Rights. Innate will have (i) the first right, but not the obligation, to bring an appropriate suit or other action to abate any existing, alleged, or threatened Competitive Infringement involving the Licensed Patent Rights that are not NKCE Patent Rights, and (ii) the sole right, but not the obligation, to bring an appropriate suit or other action to abate any existing, alleged, or threatened infringement that is not Competitive Infringement involving the Licensed Patent Rights. Notwithstanding any provision to the contrary set forth in this Agreement, Innate will have the sole right (but not the obligation) to bring an appropriate suit or other action to abate any existing, alleged, or threatened Competitive Infringement of the NKCE Patent Rights.

(c)Takeda Step-In for Competitive Infringement.

(i)Antibody Patent Rights that are not NKCE Patent Rights. During the Term, subject to Section 8.4.2(c)(ii) (Method of Use Patent Rights), if Innate fails to initiate an appropriate suit or other action to abate any existing, alleged, or threatened Competitive Infringement involving the Licensed Patent Rights that are not NKCE Patent Rights, within after written notice of such Competitive Infringement is first provided by a Party under Section 8.4.1 (Notices; JPC Coordination), then Takeda will have the right to initiate and control an appropriate suit or other action to abate such Competitive Infringement using counsel of its own choice, at its own discretion and at Takeda’s cost and expense and Innate will have

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the right, at Innate’s own expense, to be represented in any such action by counsel of its own choice.

(ii)Method of Use Patent Rights. During the Term, if Innate fails to initiate an appropriate suit or other action to abate any existing, alleged, or threatened Competitive Infringement involving the Method of Use Patent Rights within    after written notice of such Competitive Infringement is first provided by a Party under Section 8.4.1 (Notices; JPC Coordination), then Takeda will have the right to initiate and control an appropriate suit or other action to abate such Competitive Infringement to the extent that such Competitive Infringement relates to an Antibody Product using counsel of its own choice, at its own discretion and at Takeda’s cost and expense. Innate will have the right, at Innate’s own expense, to be represented in any such action by counsel of its own choice.

(e)Cooperation. Each Party will provide to the Party enforcing any rights under this Section 8.4.2 (Infringement Actions) reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining any applicable action as a party plaintiff if required by Applicable Law to pursue such action or providing the enforcing Party any reasonably requested documentation or other materials. The enforcing Party will keep the other Party regularly informed of the status and progress of such enforcement efforts, including providing the other Party a reasonable opportunity to comment on the enforcing Party’s determination of litigation strategy and the filing of important papers to the competent court and the enforcing Party will consider such comments in good faith. If one Party elects to bring suit or take action against the Competitive Infringement, then the other Party will have the right, during or prior to commencement of the trial, suit, or action, to join any such suit or action at such other Party’s own expense by counsel of its own choice, but such other Party will at all times reasonably cooperate with the Party bringing such action.

(f)Expenses. Subject to Section 8.4.2(d) (Cooperation), this Section 8.4.2(e) (Expenses) and Section 8.4.2(g) (Allocation of Proceeds), the enforcing Party will be responsible for all expenses arising from a suit or action under this Section 8.4.2 (Infringement Actions). For the avoidance of doubt, the enforcing Party will not be responsible for the other Party’s internal expenses (e.g., FTEs) incurred as a result of the other Party’s cooperation with the enforcement action as provided in this Section 8.4.2 (Infringement Actions).

(g)Settlement. Takeda will have the sole right to settle any claim, suit, or action that it brings under this Section 8.4.2 (Infringement Actions) relating to the Arising Patent Rights or Joint Arising Patent Rights (and not any Licensed Patent Rights). Neither Party will settle any claim, suit, or action that it brought under this Section
8.4.2 (Infringement Actions) related to the Licensed Patent Rights in a manner that could reasonably be expected to affect the other Party’s rights or interests or in a manner that admits the invalidity or unenforceability of the other Party’s Patent Rights without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned, or delayed.

(h)Allocation of Proceeds. If either Party recovers monetary damages from any Third Party in a suit in the Territory as described in this Section 8.4.2 (Infringement

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Actions) or any royalties from a license agreement with a Third Party related to any alleged Competitive Infringement, then such recovery will be allocated first to the reimbursement of any expenses incurred by each Party in such litigation, action, or license, and any remaining amounts will be retained by the enforcing Party, provided that Takeda will retain any award or settlement amount (whether by judgment or otherwise) that is attributable to loss of sales or profits with respect to a Licensed Product, and such amounts will be treated as Net Sales hereunder (i.e., Takeda would pay the applicable Royalty to Innate in accordance with Section 4.3 (Royalties)).

1.1.6.Defense. As between the Parties, the Party controlling the Prosecution and Maintenance of any Patent Right under Section 8.3 (Prosecution and Maintenance of Patent Rights), will have the right (but not the obligation), at its sole discretion and expense, to defend against a declaratory judgment action, post-grant review proceeding, inter partes review, opposition proceeding, interference, or any other legal or administrative action challenging any such Patent Right. If Innate does not defend any Licensed Patent Right that is not an NKCE Patent Right under this Section 8.4.3 (Defense) within    (or any reasonably longer period of time available to file an answer in a manner that does not materially compromise the defense of such Licensed Patent Right), or elects not to continue any such defense (in which case it will promptly provide notice thereof to Takeda), then Takeda will have the right (but not the obligation), at its sole discretion and expense, to defend any such Patent Right. Notwithstanding the foregoing, Takeda may only step-in and defend a Method of Use Patent Right under this Section 8.4.3 (Defense) with respect to an Antibody Product.

1.1.7.Other Invalidity or Unenforceability Proceedings. If, in connection with an action under Section 8.4.2 (Infringement Actions) or Section 8.4.3 (Defense), either Party desires to bring an opposition, action for declaratory judgment, nullity action, interference, declaration for non-infringement, reexamination, post-grant proceeding, or other attack upon the validity, title, or enforceability of a Patent Right owned or controlled by a Third Party and having one or more claims that Cover a Licensed Antibody, or the Exploitation of a Licensed Antibody (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, a Third Party’s claim or assertion of infringement under Section 8.4.3 (Defense), in which case the provisions of Section 8.4.3 (Defense) will govern), then such Party will so notify the other Party and Takeda will have the right, but not the obligation, to bring, at its own expense and in its sole control, such action in the Territory and will consider Innate’s comments in good faith. Innate will be entitled to separate representation in such proceeding by counsel of its own choice and at its own expense, and will cooperate fully with Takeda. Any awards or amounts received in bringing such action will be first allocated to reimburse the expenses of the Party bringing such action, and any remaining amounts shall be allocated between the Parties in accordance with the principle set forth in Section 8.4.2(g) (Allocation of Proceeds).

1.1.Response to Biosimilar Applicants. Notwithstanding the provisions of Section 8.4 (Third Party Infringement and Defense), each Party will promptly notify the other Party in writing of any notification or certification filed under the Biologics Price Competition and Innovation Act of 2009 (“BPCIA”), including notices as described in a § 351(k) application under the BPCIA, claiming that a Patent Right is invalid or that infringement will not arise from the manufacture, use or sale of any Licensed Product, or any biosimilar with respect to such Licensed Product, by a Third Party. The Parties’ rights to bring infringement actions with respect to such infringement actions and Third Party challenges are set forth in Section 8.4 (Third Party Infringement and Defense),

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provided that Takeda may determine the strategy (in consultation with Innate) for the litigation of patents in connection with the BPCIA and for implementing the procedures set forth under Section
8.4 (Third Party Infringement and Defense). Any such action will be in the name of such Party or Parties as may be required to effectively institute and maintain such action, and the Parties will execute such documents as necessary for the prosecution of any such action. Without limiting the foregoing, Takeda will be responsible for any filings with respect to any Licensed Product under the BPCIA, including providing lists of patents which may include Licensed Patent Rights, if applicable, and Innate hereby authorizes Takeda to undertake such filings and agrees to provide such other information as Takeda reasonably requests.

1.2.Patent Right Extensions. Takeda will have the full and exclusive right and discretion to determine and control all filings of requests for patent term extensions, supplementary protection certificates, or equivalents thereto in any country in the Territory, in each case, where applicable to a Licensed Product (hereinafter “Patent Term Extensions”) for Joint Arising Patent Rights and Arising Patent Rights. Takeda may not file a Patent Term Extension for a Licensed Patent Right without Innate’s prior written consent, not to be unreasonably withheld, conditioned, or delayed, except that Takeda will have the full and exclusive right to extend a Licensed Patent Right that is not an NKCE Patent Right if there are no granted Patent Rights that are Controlled by Takeda Covering the composition of matter or method of use in the approved labeling for the applicable Licensed Product as of the date of Regulatory Approval for such Licensed Product. All costs and expenses relating to the Patent Term Extensions will be borne solely by Takeda. Upon the reasonable request of Takeda and at Takeda’s cost and expense, Innate will provide support, assistance, and all necessary documents, in full executed form if needed, to Takeda for the purpose of supporting, filing, obtaining, and maintaining Patent Term Extensions. Notwithstanding the foregoing, Takeda may only extend a Method of Use Patent Right under this Section 8.6 (Patent Right Extensions) if Takeda’s right to Patent Term Extension arises from an Antibody Product.

1.3.Common Interest Agreement. If the Parties agree that a common interest agreement is reasonably necessary to govern their discussion of Patent Rights matters under this Agreement, then the Parties will negotiate in good faith to enter into such agreement.

1.4.Trademarks. Takeda will have the right to brand the Licensed Products using Takeda-related Trademarks and any other Trademarks it determines appropriate, which may vary by country or within a country. Takeda will own all rights in such Trademarks and will have the sole right to register and maintain such Trademarks in the countries and regions that it determines, at Takeda’s cost and expense.

9.TERM AND TERMINATION

1.1.Term. This Agreement will be effective as of the Effective Date and, unless terminated earlier, will continue on a country-by-country and Licensed Product-by-Licensed Product basis until the date on which (a) for a Licensed Product that is an Antibody Product, the Antibody Product Royalty Term for such Antibody Product has expired in such country or (b) for a Licensed Product that is a Covered Product, the Covered Product Royalty Term for such Covered Product has expired in such country (the “Term”). Upon expiration of the applicable Royalty Term for a Licensed Product in any country in the Territory, the licenses granted from Innate to Takeda in Section 2.1 (License Grant to Takeda) with respect to such Licensed Product, in such country will become fully paid, irrevocable, and perpetual.

1.2.Termination for Convenience.

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1.1.1.Takeda may terminate this Agreement for convenience in its entirety, on a Licensed Antibody-by-Licensed Antibody or Licensed Product-by-Licensed Product, and country- by-country basis upon    written notice to Innate; provided that if Takeda terminates this Agreement with respect to all Antibody Products under this Section 9.2.1, then this Agreement will be deemed terminated for all Antibody Products and Licensed Antibodies (but for clarity not with respect to Covered Products).

1.1.2.

1.3.Termination for Insolvency. To the extent permitted by Applicable Law, either Party may terminate this Agreement in whole upon the filing or institution of bankruptcy, reorganization, liquidation, or receivership proceedings, upon the appointment of a receiver or trustee over all or substantially all property, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate will only become effective if the other Party consents to the involuntary bankruptcy or such proceeding is not dismissed within    after the filing thereof.

1.4.Termination for Material Breach.

1.1.1.Material Breach. Either Party (the “Non-Breaching Party”) may terminate this Agreement (a) in a country (the “Terminated Territory”) solely with respect to a Licensed Antibody (and all Licensed Products that include such Licensed Antibody) or Licensed Product (but not the Agreement in its entirety), in the event the other Party (the “Breaching Party”) has materially breached this Agreement in such country with respect to such Licensed Antibody or Licensed Product, or (b) in its entirety in the event that the Breaching Party has materially breached this Agreement as a whole, subject to the notice, Cure Period, and dispute resolution procedures set forth in this Section 9.4 (Termination for Material

1.1.2.Process for Termination. If a Party materially breaches this Agreement as a whole or with respect to one or more countries and one or more Licensed Products or Licensed Antibodies, then the Non-Breaching Party may give written notice to the Breaching Party identifying such alleged material breach in sufficient detail to put the Breaching Party on notice of such material breach, and the Breaching Party will cure such material breach within 90 days after delivery of such notice (the “Cure Period”). Any termination of this Agreement as described in this Section 9.4.2 (Process for Termination) will become effective at the end of the Cure Period, unless the Breaching Party has cured any such material breach prior to the expiration of such Cure Period or, if such material breach is not capable of cure within the Cure Period, then the Cure Period

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will be extended for a maximum period of    so long as (a) the Breaching Party has provided to the Non- Breaching Party a written plan that is reasonably calculated to effect a cure of such material breach and (b) the Breaching Party commits to and diligently carries out such plan as

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provided to the Non-Breaching Party. The right of either Party to terminate this Agreement as provided in this Section 9.4.2 (Process for Termination) will not be affected in any way by such Party’s waiver of or failure to take action with respect to any previous breach under this Agreement.

1.1.3.Disputes Regarding Material Breach. If the Parties reasonably and in good faith disagree as to whether there has been a material breach of this Agreement, then the Breaching Party that disputes whether there has been a material breach may contest the allegation in accordance with Section 10.3 (Dispute Resolution), and the Cure Period will toll upon the initiation of such dispute resolution procedures. If, as a result of such dispute resolution process, it is determined as described in Section 10.3 (Dispute Resolution) that the Breaching Party committed a material breach of this Agreement, then the Cure Period will resume and if the Breaching Party does not cure such material breach within the remainder of the Cure Period (provided that such Cure Period may be extended as described in Section
9.4.2 (Process for Termination) above), then this Agreement will terminate effective as of the expiration of such Cure Period. This Agreement will remain in full force and effect during the pendency of any such dispute resolution proceeding and the Cure Period. Any such dispute resolution proceeding will not suspend any obligations of either Party hereunder, and each Party will use reasonable efforts to mitigate any damage. Any payments that are made by one Party to the other Party as described in this Agreement pending resolution of the Dispute will be promptly refunded if it is determined as described in Section 10.3 (Dispute Resolution) that such payments are to be refunded by one Party to the other Party. If, as a result of such dispute resolution proceeding, it is determined that the Breaching Party did not commit such material breach (or such material breach was cured in accordance with this Section 9.4 (Termination for Material Breach)), then no termination of this Agreement will be effective, and this Agreement will continue in full force and effect.

1.1.Effects of Termination. Upon termination (but not expiration) of this Agreement with respect to one or more Terminated Territory or Terminated Products, in addition to the other rights and remedies that may be available to either of the Parties under this Agreement, the following will apply:

1.1.1.Effects of Termination Generally.

(a)Termination of Licenses. As of the effective date of termination of this Agreement, all licenses granted under Article 2 (License Grant) with respect to the Terminated Products in the Terminated Territory will terminate, and all sublicenses granted by Takeda or its Affiliates as described in Section 2.3 (Sublicensing Terms) with respect to the Terminated Products in the Terminated Territory will also terminate, provided that, upon the request of any Sublicensee (that is not a Takeda Affiliate) not then in breach of its sublicense agreement or the terms of this Agreement applicable to such Sublicensee, Innate will enter into a direct license with such Sublicensee on the same terms as this Agreement, taking into account any difference in license scope, territory, and duration of sublicense grant. Each Sublicensee will be an intended Third Party beneficiary of this Section 9.5.1(a) (Termination of Licenses) with the right to enforce the same against Innate. At the request of Takeda, Innate will issue a comfort letter directly to any potential Sublicensee confirming the terms of this Section 9.5.1(a) (Termination of Licenses).

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(b)Return of Confidential Information. As soon as reasonably practicable after the effective date of termination of this Agreement, each Party will promptly destroy (and certify such destruction in writing) or return to the other Party all of such other Party’s Confidential Information (including Licensed Know-How) relating to the Terminated Products in the Terminated Territory, except that such Party will have the right to retain a copy of tangible Confidential Information of such other Party for legal archival purposes; provided that Takeda may also retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by a Party’s archiving and back-up procedures, to the extent created and retained in a manner consistent with a Party’s standard archiving and back-up procedures, but not for any other use or purpose.

(c)Wind-down; Clinical Trials. If there are any on-going Development or Commercialization activities with respect to Terminated Products on the effective date of termination, then the Parties will negotiate in good faith and adopt a plan to wind-down such activities, including if, Takeda or its Affiliates are conducting any Clinical Trials for the Terminated Product.

(d)Sell-Off Right. Takeda will have the right to sell or otherwise dispose of, in the Terminated Territory, any inventory of any Terminated Product on hand at the time of such termination or in the process of Manufacturing for a period of 12 months following the effective date of termination in such Terminated Territory subject to Royalty payments hereunder.

1.1.1.Special Effect of Termination for Convenience. If Takeda terminates this Agreement with respect to all Antibody Products under Section 9.2.1, then, notwithstanding any provision to the contrary set forth in Section 4.2 (Milestone Payments for Antibody Products), all Milestone Events set forth in Section 4.2 (Milestone Payments for Antibody Products) that have not yet been achieved as of the effective date of such termination will instead apply to, and may be achieved by, a Covered Product and not an Antibody Product; provided that the corresponding Milestone Payment for the achievement of the applicable Milestone Event will be reduced by

1.2.

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9.6.1.

1.3.Additional Effects of Termination. This Section 9.7 shall apply upon any termination of this Agreement in respect of all Antibody Products, or on a country-by-country or Antibody Product- by-Antibody Product basis:

9.7.1.

9.7.2.

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1.4.Survival. In addition to the termination consequences set forth in Section 9.5 (Effects of Termination), the following provisions will survive the expiration or termination of this Agreement for any reason: all of Article 1 (Definitions), Section 2.5 (No Other Rights and Retained Rights), Article 4 (Payments) (solely with respect to amounts accrued prior to termination but not paid and the reporting and information sharing procedures associated therewith), Section 5.1 (Nondisclosure and Non-Use Obligations), Section 5.2.2 (Publicity), Section 5.2.3 (Press Release), Section 6.3 (Warranty Disclaimer), Article 7 (Indemnification; Limitation of Liability; Insurance), Section 8.2 (Ownership), Section 9.1 (Term) (solely in case of expiration), Section 9.7 (Additional Effects of Termination), this Section 9.8 (Survival), and Article 10 (Miscellaneous). Expiration or termination of this Agreement for any reason will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity, with respect to any breach of this Agreement.

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10.MISCELLANEOUS.

1.1.Assignment. Except as provided in this Section 10.1 (Assignment), this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the written consent of the other Party. Notwithstanding the foregoing, either Party may, without the other Party’s written consent, assign this Agreement and its rights and obligations hereunder in whole or in part (a) to an Affiliate, provided that if the entity to which this Agreement is assigned ceases to be an Affiliate of the assigning Party, then this Agreement will be automatically assigned back to the assigning Party or its successor, or (b) to a party that acquires, by or otherwise in connection with a merger, sale of assets, or otherwise, all or substantially all of the assets of the assigning Party to which this Agreement relates. The assigning Party will remain responsible for the performance by its assignee of any obligation hereunder so assigned. Any purported assignment in violation of this Section 10.1 (Assignment) will be null, void, and of no legal effect.

1.2.Governing Law. This Agreement will be construed and the respective rights of the Parties determined in accordance with the substantive Laws of the State of New York, notwithstanding any provisions of New York Laws or any other Applicable Law governing conflicts of laws to the contrary, and the patent laws of the relevant jurisdiction without reference to any rules of conflicts of laws to the contrary. The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or any subject matter hereof.

1.3.Dispute Resolution.

1.1.1.Exclusive Dispute Resolution Mechanism. The Parties agree that, except as expressly set forth in this Agreement, the procedures set forth in this Section 10.3 (Dispute Resolution) will be the exclusive mechanism for resolving any dispute, controversy, or claim between the Parties arising out of or relating to this Agreement (whether based on contract, tort or otherwise) (each, a “Dispute,” and collectively, the “Disputes”).

1.1.2.Burden for Antibody Product Disputes. If there is any dispute between the Parties as to whether any molecule constitutes an Antibody Product, then Takeda will be responsible for demonstrating (for example through lab notebooks and other records) that such sequence was generated without using or referencing any Licensed Antibody. At the request of either Party, any dispute under this Section 10.3.2 may be referred to an independent Third Party appointed by the Parties on terms agreeable to the Parties according to an agreement among such Third Party and the Parties, including provisions relating to confidentiality, to resolve such dispute.

1.1.3.Resolution by Executive Officers. Except as otherwise provided in this Section 10.3.3 (Resolution by Executive Officers) or as provided in Section 10.3.5 (Preliminary Injunctions), in the event of any Dispute, the Parties will first attempt in good faith to resolve such Dispute by negotiation and consultation between themselves. In the event that such Dispute is not resolved on an informal basis within 10 Business Days, the Dispute will, by written notice from one Party to the other Party, be referred to the Executive Officers of each Party for attempted resolution by good faith negotiation within 30 days after such notice is received. Each Party may, in its sole discretion, seek resolution of any and all Disputes that are not resolved under this Section 10.3.3 (Resolution by Executive Officers) in accordance with Section 10.3.4 (Arbitration).

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1.1.4.Arbitration. With the exception of legal actions, proceedings, or claims described in Section 10.3.5 (Preliminary Injunctions) and Section 10.3.6 (Patent and Trademark Disputes) below, any legal action or proceedings to resolve a Dispute that was subject to and not resolved under Section 10.3.3 (Resolution by Executive Officers) will be exclusively administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules by one arbitrator. Upon written notice delivered in accordance with Section 10.11 (Notices) by either Party to the other of the initiation of an arbitration proceeding, the Parties shall confer with respect to nominating an agreed-upon arbitrator. If the Parties fail to nominate an arbitrator within 30 days (or such longer period agreed by the Parties) of having filed or received a request for arbitration, then the International Centre for Dispute Resolution shall appoint the arbitrator. Such arbitration shall be conducted in the English language and shall be held in London, UK, which shall also serve as the forum for the purpose of determining any choices of law.

(a)The award rendered shall be final and binding upon both Parties, with each Party to bear its own costs and fees. Judgment on the award rendered by the arbitrator or any interim or conservatory relief granted by the arbitrator may be entered in any court having jurisdiction thereof.

(b)Except as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.

1.1.5.Preliminary Injunctions. Notwithstanding any provision to the contrary set forth in this Agreement, in the event of an actual or threatened breach of a Party’s covenants or obligations under this Agreement, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis.

1.1.6.Patent and Trademark Disputes. Notwithstanding any provision to the contrary set forth in this Agreement, any and all issues regarding the scope, construction, validity, and enforceability of any Patent Right or Trademark relating to a Licensed Product will be determined in a court or other tribunal, as the case may be, of competent jurisdiction under the applicable patent or trademark laws of the country in which such Patent Rights or Trademarks were granted or arose.

1.1.7.Confidentiality. Any and all activities conducted under this Section 10.3 (Dispute Resolution), including any and all proceedings and decisions hereunder, will (subject to Section 1.41(i)-(iv) (Confidential Information)) be deemed Confidential Information of each of the Parties, and will be subject to Article 5 (Confidentiality and Publication), to the extent permitted in accordance with Applicable Law.

1.1.Entire Agreement; Amendments. This Agreement, including its Schedules, contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral. This Agreement may be amended, or any term hereof modified or waived, only by a written instrument duly-executed by authorized representatives of both Parties. For clarity, the Schedules attached hereto may be amended, or any term thereof modified, only by a written instrument duly-executed by authorized representatives of both Parties.

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1.2.Severability. If any provision hereof is held invalid, illegal, or unenforceable in any respect in any jurisdiction, then the Parties will negotiate in good faith to promptly substitute on agreed valid provisions for such invalid, illegal, or unenforceable provisions, which valid provisions in their economic effect are sufficiently similar to the invalid, illegal, or unenforceable provisions that most closely effectuate the original economic intent of the Parties. In case such valid provisions cannot be agreed upon, the invalid, illegal, or unenforceable nature of one or several provisions of this Agreement will not affect the validity of this Agreement as a whole, unless the invalid, illegal, or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal, or unenforceable provisions.

1.3.Headings. The captions to the Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Sections hereof. To the extent there exists any discrepancy between any internal, alphabetical or numerical cross-reference to a Section, Article or Schedule of this Agreement and the parenthetical immediately following such cross- reference, the parenthetical will govern.

1.4.Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.

1.5.Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa); (b) the words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation” and will not be interpreted to limit the provision to which it relates; (c) the word “will” will be construed to have the same meaning and effect as the word “shall”; (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein);
(e) any reference herein to any Person will be construed to include the Person’s successors and assigns; (f) the words “herein,” “hereof,” and “hereunder,” and words of similar import, will be construed to refer to this Agreement in its entirety, as the context requires, and not to any particular provision hereof; (g) all references herein to Sections or Schedules will be construed to refer to sections or schedules of this Agreement, and references to this Agreement include all Schedules hereto; (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement; (i) provisions that require that a Party, the Parties, or any committee hereunder “agree,” “consent,” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging); (j) references to any specific law, rule, or regulation, or article, section, or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule, or regulation thereof; (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or” unless preceded by the word “either” or other language indicating the subjects of the conjunction are, or are intended to be, mutually exclusive; and (l) unless otherwise specified, “day” means a calendar day.

1.6.English Language. This Agreement will be written and executed in, and all other communications under or in connection with this Agreement, will be in the English language. Any translation into any other language will not be an official version thereof, and in the event of any conflict in

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interpretation between the English version and such translation, the English version will prevail and control.

1.7.No Implied Waivers; Rights Cumulative. No failure on the part of Takeda or Innate to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, will impair, prejudice or constitute a waiver of any such right, power, remedy or privilege, or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor will any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

1.8.Notices. All notices which are required or permitted hereunder will be in writing and sufficient if delivered personally, sent by email with confirmation of receipt, sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Innate, to:

With a copy (which will not constitute notice) to:	Innate Pharma 117 avenue de Luminy BP 30191 13276 Marseille cedex 09 France Attention: General Counsel Email: Legal.notices@innate-pharma.fr

and a copy (which will not constitute notice) to:	McDermott, Will & Emery 23 rue de l’Université 75007 Paris, France Attention: Emmanuelle Trombe Email: etrombe@mwe.com

If to Takeda, to:	Takeda Pharmaceuticals U.S.A., Inc. 95 Hayden Ave Lexington, MA 02421 Attention: Regional General Counsel Email: CEI.Legal.Notices@takeda.com

With a copy (which will not constitute notice) to:	Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA 02199-3600 Attention: Hannah H. England Email: hannah.england@ropesgray.com

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or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice will be deemed to have been given:

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1.9.Compliance with Export Regulations. Neither Party will export any technology licensed to it by the other Party under this Agreement except in compliance with U.S. export laws and regulations and the similar export laws and regulations in the EU.

1.10.Force Majeure. Neither Party will be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in achieving any objective, satisfying any condition, or performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from acts or events beyond the reasonable control of such Party, including acts of God, embargoes, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotions, strikes, lockouts, or other labor disturbances (other than strikes, lockouts, or labor disturbances involving a Party’s own employees), government actions, fire, earthquakes, floods, epidemics, pandemics, the spread of infectious diseases, and quarantines (“Force Majeure”). The Parties agree the effects of the COVID-19 pandemic that is ongoing as of the Effective Date (including related government orders) may be invoked as a Force Majeure for the purposes of this Agreement even though the pandemic is ongoing and those effects may be reasonably foreseeable (but are not known for certain) as of the Effective Date. In addition, a Force Majeure may include reasonable measures affirmatively taken by a Party or its Affiliates to respond to any epidemic, pandemic, or spread of infectious disease (including the COVID-19 pandemic), or other Force Majeure event, such as requiring employees to stay home, closures of facilities, delays of Clinical Trials, or cessation of activities in response to an epidemic or other Force Majeure event. The affected Party will notify the other Party in writing of any Force Majeure circumstances that may affect its performance under this Agreement as soon as reasonably practical, will provide a good faith estimate of the period for which its failure or delay in performance under the Agreement is expected to continue based on currently available information, and will undertake reasonable efforts necessary to mitigate and overcome such Force Majeure circumstances and resume normal performance of its obligations hereunder as soon a reasonably practicable under the circumstances. If the Force Majeure circumstance continues, then, to the extent reasonably possible under the circumstances, the affected Party will update such written notice to the other Party on a bi-weekly basis, or more frequently if requested by the other Party, to provide updated summaries of its mitigation efforts and its estimates of when normal performance under the Agreement will be able to resume.

1.11.Independent Parties. It is expressly agreed that Takeda and Innate will be independent contractors and that, except as otherwise required by Applicable Law, the relationship between Takeda and Innate will not constitute a partnership (including for U.S. federal Tax purposes), joint venture, or agency. Takeda will not have the authority to make any statements, representations, or commitments of any kind, or to take any action, that will be binding on Innate, without the prior written consent of Innate, and Innate will not have the authority to make any statements, representations, or commitments of any kind, or to take any action, that will be binding on Takeda, without the prior written consent of Takeda. The Parties (and any successor, assignee, transferee, or Affiliate of a Party) will not treat or report the relationship between the Parties arising under this Agreement as a partnership for United States tax purposes to the extent reasonably permitted based upon advice of the applicable Party’s tax return preparer.

1.12.Further Assurances. The Parties agree to reasonably cooperate with each other in connection with any actions required to be taken as part of their respective obligations under this Agreement, and

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will (a) furnish to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things (including working collaboratively to correct any clerical, typographical, or other similar errors in this Agreement), all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement.

1.13.Performance by Affiliates. Each Party acknowledges and accepts that the other Party may exercise its rights and perform its obligations (including granting or continuing licenses and other rights) under this Agreement either directly or through one or more of its Affiliates. A Party’s Affiliates will have the benefit of all rights (including all licenses and other rights) of such Party under this Agreement. Accordingly, in this Agreement “Innate” will be interpreted to mean “Innate or its Affiliates” and “Takeda” will be interpreted to mean “Takeda or its Affiliates” where necessary to give each Party’s Affiliates the benefit of the rights provided to such Party in this Agreement and the ability to perform its obligations (including granting or continuing licenses and other rights) under this Agreement; provided, however, that in any event each Party will remain responsible for the acts and omissions, including financial liabilities, of its Affiliates.

1.14.Binding Effect; No Third Party Beneficiaries. As of the Effective Date, this Agreement will be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. Except as expressly set forth in this Agreement, no Person other than the Parties and their respective Affiliates and permitted assignees hereunder will be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

1.15.Counterparts. This Agreement may be executed in two or more counterparts, including by facsimile or PDF signature pages, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have caused this Exclusive License Agreement to be executed by their duly authorized representatives as of the Effective Date.

TAKEDA PHARMACEUTICALS U.S.A., INC.

BY:    _

NAME: Michael Martin

TITLE: Head, Center of External Innovation

INNATE PHARMA S.A.

BY:

NAME: Mondher Mahjoubi TITLE: Chief Executive Officer

[Signature Page to Exclusive License Agreement]

DocuSign Envelope ID: 0ADD6C20-36A6-4664-9828-BC297E57DCFB

IN WITNESS WHEREOF, the Parties have caused this Exclusive License Agreement to be executed by their duly authorized representatives as of the Effective Date.

TAKEDA PHARMACEUTICALS U.S.A., INC.

BY:

NAME:

TITLE:

INNATE PHARMA S.A.

BY:

NAME: Mondher Mahjoubi TITLE: Chief Executive Officer

[Signature Page to Exclusive License Agreement]

SCHEDULE 1.21 BLOCKING PATENT RIGHTS

SCHEDULE 1.83 LICENSED ANTIBODIES

SCHEDULE 1.89
LICENSED NON-SEQUENCE KNOW-HOW

SCHEDULE 1.90 LICENSED PATENT RIGHTS

SCHEDULE 1.90(a)

SCHEDULE 1.90

SCHEDULE 1.92 LICENSED SEQUENCE KNOW-HOW

SCHEDULE 1.106 (NKCE PATENT RIGHTS)

SCHEDULE 4.5.1 WIRE INSTRUCTIONS
Innate:

SCHEDULE 4.6.2 ROYALTY REPORT

SCHEDULE 5.2.3

INNATE PHARMA ANNOUNCES EXCLUSIVE LICENSE OF ANTIBODIES TO TAKEDA FOR CELIAC DISEASE RESEARCH PROGRAM

•Takeda to obtain exclusive worldwide rights to develop, manufacture and commercialize Antibody Drug Conjugates (ADC) using a panel of selected antibodies developed by Innate

Marseille, France, April 3, 2023, 7:00 AM CET
Innate Pharma SA (Euronext Paris: IPH; Nasdaq: IPHA) today announced that it has entered into an exclusive license agreement with Takeda under which Innate grants Takeda exclusive worldwide rights to research and develop antibody drug conjugates (ADC) using a panel of selected Innate antibodies against an undisclosed target, with a primary focus in Celiac disease.
Takeda will be responsible for the future development, manufacture and commercialization of any potential products developed using the licensed antibodies.
Yannis Morel, Ph.D., Executive Vice President, Product portfolio strategy & Business development at Innate Pharma
“We are thrilled to be working with Takeda, a company which has been very successful in developing new drugs across multiple therapeutic areas. This agreement expands the application of Innate’s science beyond our oncology focus and demonstrates how our antibody engineering expertise can play a major role in developing Antibody Drug Conjugate formats. Our antibody platform has the broad ability to contribute to modalities not only via NK Cell Engagers through our ANKET® technology but also with Antibody Drug Conjugates.”
Under the terms of the license agreement, Innate will receive a $5m upfront payment and is eligible to receive up to $410m in future development, regulatory and commercial milestones if all milestones are achieved during the term of the agreement, plus royalties on potential net sales of any commercial product resulting from the license.

About Innate Pharma
Innate Pharma S.A. is a global, clinical-stage biotechnology company developing immunotherapies for cancer patients. Its innovative approach aims to harness the innate immune system through therapeutic antibodies and its ANKET® (Antibody-based NK cell Engager Therapeutics) proprietary platform.
Innate’s portfolio includes lead proprietary program lacutamab, developed in advanced form of cutaneous T cell lymphomas and peripheral T cell lymphomas, monalizumab developed with AstraZeneca in non- small cell lung cancer, as well as ANKET® multi-specific NK cell engagers to address multiple tumor types.
Innate Pharma is a trusted partner to biopharmaceutical companies such as Sanofi and AstraZeneca, as well as leading research institutions, to accelerate innovation, research and development for the benefit of patients.
Headquartered in Marseille, France with a US office in Rockville, MD, Innate Pharma is listed on Euronext Paris and Nasdaq in the US.
Learn more about Innate Pharma at www.innate-pharma.com and follow us on X and LinkedIn.

Information about Innate Pharma shares:

ISIN code Ticker code LEI

FR0010331421
Euronext: IPH Nasdaq: IPHA 9695002Y8420ZB8HJE29

Disclaimer on forward-looking information and risk factors:

This press release contains certain forward-looking statements, including those within the meaning of the Private Securities Litigation Reform Act of 1995. The use of certain words, including “believe,” “potential,” “expect” and “will” and similar expressions, is intended to identify forward-looking statements. Although the company believes its expectations are based on reasonable assumptions, these forward-looking statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those anticipated. These risks and uncertainties include, among other things, the uncertainties inherent in research and development, including related to safety, progression of and results from its ongoing and planned clinical trials and preclinical studies, review and approvals by regulatory authorities of its product candidates, the Company’s commercialization efforts and the Company’s continued ability to raise capital to fund its development. For an additional discussion of risks and uncertainties which could cause the company's actual results, financial condition, performance or achievements to differ from those contained in the forward-looking statements, please refer to the Risk Factors (“Facteurs de Risque”) section of the Universal Registration Document filed with the French Financial Markets Authority (“AMF”), which is available on the AMF website http://www.amf-france.org or on Innate Pharma’s website, and public filings and reports filed with the U.S. Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 20-F for the year ended December 31, 2021, and subsequent filings and reports filed with the AMF or SEC, or otherwise made public, by the Company.
This press release and the information contained herein do not constitute an offer to sell or a solicitation of an offer to buy or subscribe to shares in Innate Pharma in any country.

For additional information, please contact: Investors

Media Relations
Innate Pharma
Henry Wheeler
Tel.: +33 (0)4 84 90 32 88
Henry.wheeler@innate-pharma.fr

NewCap
Arthur Rouillé
Tel.: +33 (0)1 44 71 00 15
innate@newcap.eu